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                                                                    EXHIBIT 10.4

                                                               EXECUTION VERSION

                               FINANCING AGREEMENT

                       THE CIT GROUP/BUSINESS CREDIT, INC.

                                   (AS AGENT)

                       THE LENDERS THAT ARE PARTIES HERETO

                                       AND

                           WERNER FUNDING CORPORATION

                                  (AS BORROWER)

                               DATED: MAY 10, 2005

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                                TABLE OF CONTENTS

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                                                                                          PAGE
SECTION 1.     Definitions .............................................................    1
         1.1.  Defined Terms ...........................................................    1
SECTION 2.     Conditions Precedent ....................................................   12
         2.1.  Conditions Precedent to Initial Funding .................................   12
SECTION 3.     Revolving Loans and Collections .........................................   16
         3.1.  Funding Conditions and Procedures .......................................   16
         3.2.  Handling of Proceeds of Collateral; Cash Dominion. ......................   17
         3.3.  Revolving Loan Account ..................................................   18
         3.4.  Repayment of Overadvances ...............................................   19
         3.5.  Application of Proceeds of Collateral ...................................   19
         3.6.  Monthly Statement .......................................................   20
         3.7.  Access to CIT's System ..................................................   20
SECTION 4.     Collateral ..............................................................   21
         4.1.  Grant of Security Interest ..............................................   21
         4.2.  Extent of Security Interests ............................................   21
         4.3.  Representations, Covenants and Agreements Regarding Collateral Generally.   21
         4.4.  Covenants and Agreements Regarding Accounts .............................   22
         4.5.  General Intangibles .....................................................   22
         4.6.  Commercial Tort Claims ..................................................   23
         4.7.  Letter of Credit Rights .................................................   23
         4.8.  Credit Balances; Additional Collateral ..................................   23
SECTION 5.     Representations, Warranties and Covenants ...............................   24
         5.1.  Disclosure Representations and Warranties ...............................   24
         5.2.  Affirmative Covenants ...................................................   25
         5.3.  Negative Covenants ......................................................   29
         5.4.  Separateness Covenants ..................................................   31
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
SECTION 6.     Interest, Fees and Expenses .............................................   32
         6.1.  Interest ................................................................   32
         6.2.  Default Interest Rate ...................................................   33
         6.3.  Out-of-Pocket Expenses ..................................................   33
         6.4.  Line of Credit Fee ......................................................   33
         6.5.  Closing Fee; Application of Deposits and Commitment Fee .................   33
         6.6.  Administrative Management Fee ...........................................   33
         6.7.  Standard Operational Fees ...............................................   33
         6.8.  LIBOR Loans .............................................................   33
         6.9.  LIBOR Breakage Costs and Fees ...........................................   35
         6.10. Early Termination Fee and Prepayment Premium ............................   35
         6.11. Capital Adequacy ........................................................   35
         6.12. Taxes, Reserves and Other Conditions ....................................   36
         6.13. Authority to Charge Revolving Loan Account ..............................   39
         6.14. Replacement of Lenders ..................................................   39
SECTION 7.     Powers ..................................................................   40
         7.1.  Authority ...............................................................   40
         7.2.  Limitations on Exercise .................................................   40
SECTION 8.     Events of Default and Remedies ..........................................   40
         8.1.  Events of Default .......................................................   40
         8.2.  Remedies With Respect to Outstanding Loans ..............................   42
         8.3.  Remedies With Respect to Collateral .....................................   43
         8.4.  Application of Proceeds .................................................   43
         8.5.  General Indemnity .......................................................   44
SECTION 9.     Termination .............................................................   44
SECTION 10.    Miscellaneous ...........................................................   45
         10.1. Waivers .................................................................   45
         10.2. Entire Agreement; Amendments ............................................   45
         10.3. Usury Limit .............................................................   45
         10.4. Severability ............................................................   45
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                                       ii
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
         10.5. WAIVER OF JURY TRIAL; SERVICE OF PROCESS ...............................    46
         10.6. Notices ................................................................    46
         10.7. CHOICE OF LAW ..........................................................    47
SECTION 11.    Agreements Regarding the Lenders .......................................    48
         11.1. Copies of Statements and Financial Information .........................    48
         11.2. Payments of Principal, Interest and Fees ...............................    48
         11.3. Defaulting Lender ......................................................    48
         11.4. Participations and Assignments .........................................    48
         11.5. Sharing of Liabilities .................................................    49
         11.6. Exercise of Setoff Rights ..............................................    50
         11.7. Confidentiality ........................................................    50
SECTION 12.    Agency .................................................................    51
         12.1. Appointment of Agent; Powers ...........................................    51
         12.2. Delegation of Agent's Duties ...........................................    52
         12.3. Disclaimer of Agent's Liabilities ......................................    52
         12.4. Reliance and Action by Agent ...........................................    52
         12.5. Events of Default ......................................................    53
         12.6. Lenders' Due Diligence .................................................    53
         12.7. Right to Indemnification ...............................................    53
         12.8. Other Transactions .....................................................    54
         12.9. Resignation of Agent ...................................................    54
         12.10.Voting Rights; Agent's Discretionary Rights ............................    54
         12.11.Deemed Consent .........................................................    55
         12.12.Survival of Agreements of the Lenders ..................................    55

                                       iii
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EXHIBITS

    Exhibit A - Form of Assignment and Transfer Agreement
    Exhibit B - Form of Revolving Loan Promissory Note
    Exhibit C - Form of Compliance Certificate
    Exhibit D - Form of Separateness Agreement
    Exhibit E - Form of PNC Deposit Account Control Agreement

SCHEDULES

    Schedule 2.1(h) - Lockbox and Deposit Accounts
    Schedule 5.1(b) - Company and Collateral Information

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      THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, ("CIT") with offices located at 1211 Avenue of the Americas, New York, New York 11021, (CIT and any other entity becoming a Lender hereunder pursuant to Section 11.4(b) of this Financing Agreement, are collectively referred to as the "Lenders" and individually as a "Lender"), and CIT, as the Agent for the Lenders (the "Agent"), are pleased to confirm the terms and conditions under which the Lenders, acting through the Agent, shall make revolving loans to Werner Funding Corporation, a Delaware corporation (the "Company"), with a principal place of business at 93 Werner Road, Greenville, Pennsylvania 16125.

SECTION 1. DEFINITIONS

      1.1. DEFINED TERMS. As used in this Financing Agreement:

      ACCOUNTS shall mean any and all of the Company's present and future: (a) accounts (as defined in the UCC) whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future; (b) contract rights, instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) Related Security pertaining to any of the foregoing; (d) reserves and credit balances arising in connection with or pursuant to this Financing Agreement; (e) guaranties, other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (f) General Intangibles pertaining to any of the foregoing (including rights to payment, including those arising in connection with bank and non-bank credit cards); and (g) all cash and non-cash Proceeds of any of the foregoing.

      ACCOUNT PURCHASE AGREEMENT shall mean that certain Purchase and Sale Agreement between Werner Co. and the Company dated as of May 10, 2005.

      ADMINISTRATIVE MANAGEMENT FEE shall mean an amount equal to $20,000 per annum, payable in advance to the Agent exclusively in accordance with Section
6.6 of this Financing Agreement.

      AGENT'S BANK ACCOUNT shall mean the Agent's bank account at JPMorgan Chase Bank (or its successor) in New York, New York.

      APPLICABLE MARGIN shall mean one percent (1.00%) for Chase Bank Rate Loans and two percent (2.00%) for LIBOR Loans.

      ASSIGNMENT AND TRANSFER AGREEMENT shall mean the Assignment and Transfer Agreement in the form of Exhibit A attached hereto.

      AVAILABILITY RESERVE shall mean an amount equal to the sum of all reserves that Agent establishes from time to time in its reasonable credit judgment and which are customary in the commercial finance industry to reflect (a) the risk profile of Customers of the Originators whose obligations are included in the Collateral, (b) other events, conditions, contingencies or risks arising after the Closing Date which materially adversely affect, or would have a reasonable likelihood of materially adversely affecting, (i) the Collateral or any other property which is security for the Revolving Line of Credit or its value, or
(ii) the security interest and other rights of the Lenders in

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the Collateral (including the enforceability, perfection and priority thereof)
or (c) in the Agent's reasonable credit judgment ,any collateral report or financial information furnished by or on behalf of the Company or any Originator to the Lenders is or may be incomplete, inaccurate or misleading in any material respect at the time provided to the Lenders.

      BALANCE SHEET shall mean a consolidated balance sheet for the Company prepared in accordance with GAAP.

      BORROWING BASE shall mean, at any time:

      (a) the sum at such time of: (i) eighty-two percent (82%) of the Company's outstanding Eligible Accounts; less

      (b) the amount of the Availability Reserve in effect at such time.

      BUSINESS DAY shall mean any day on which the Agent and JPMorgan Chase Bank are open for business.

      CHANGE OF CONTROL shall mean either: (a) the failure of Werner Co. to continue to own one hundred percent (100%) of the issued and outstanding capital stock in the Company; or (b) the failure of Werner Holding Co. (DE), Inc. to continue to own one hundred percent (100%) of the issued and outstanding capital stock in Werner Co.; or (c) the independent director of the Company on the Closing Date shall cease to be a member of the Board of Directors of the Company and another independent director reasonably acceptable to the Agent shall not have been appointed to fill the resulting vacancy within 10 days after such vacancy occurs; or (d) a Change of Control as defined under the Werner Holding Senior Credit Facility and/or the Werner Holding Second Lien Facility (in each case as in effect on the date hereof) shall occur.

      CHASE BANK RATE shall mean the rate of interest per annum announced by JPMorgan Chase Bank (or its successor) from time to time as its "prime rate" in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers).

      CHASE BANK RATE LOANS shall mean any loans or advances made pursuant to this Financing Agreement that bear interest based upon the Chase Bank Rate.

      CIT'S SYSTEM shall mean the Agent's StuckeyNet or other internet-based loan accounting and reporting system.

      CLOSING DATE shall mean the date on which this Financing Agreement is executed by the Company, the Agent and the Lenders that initially are parties hereto, and delivered to the Agent.

      CLOSING FEE shall mean an amount equal to one percent (1.00%) of the Revolving Line of Credit, payable upon the Closing Date.

      CODE shall mean the Internal Revenue Code of 1986, as amended.

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      COLLATERAL shall mean all of the Company's assets including, without limitation, all of the Company's present and future Accounts, all security interests and liens in favor of the Company (including, without limitation, if any purchase of any Account by the Company pursuant to the Account Purchase Agreement is recharacterized as a secured loan by the Company to any Originator, the resulting security interest of the Company in such Account), all rights of the Company under the Account Purchase Agreement, the Servicing Agreement and all other agreements related to the purchase of receivables from the Originator, all Related Security, all Other Collateral and all Proceeds of the foregoing.

      COMMITMENT shall mean, as to each Lender, the amount of the commitment for such Lender set forth on the signature page to this Financing Agreement or in the Assignment and Transfer Agreement to which such Lender is a party, as such amount may be reduced or increased in accordance with the provisions of
Section 11.4(b) or any other applicable provision of this Financing Agreement.

      COMMITMENT LETTER shall mean the Commitment Letter dated April 29, 2005, issued by the Agent to, and accepted by, the Company.

      CONFIDENTIAL INFORMATION shall have the meaning provided for in Section
11.7 of this Agreement.

      CONTRACT shall mean, with respect to any Account, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Account arises or that evidence such Account or under which the person obligated to make payments pursuant to the Contract relating to such Account becomes or is obligated to make payment in respect of such Account.

      CUSTOMERS shall mean all customers of the Originators.

      DEFAULT shall mean any event specified in Section 8.1 hereof, regardless of whether any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has occurred or been satisfied.

      DEFAULT RATE OF INTEREST shall mean a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 6.1 hereof, which the Agent and the Lenders shall be entitled to charge the Company in the manner set forth in Section 6.2 of this Financing Agreement.

      DEPOSITORY ACCOUNT shall mean each bank account (and the related lockbox, if any) subject to the Agent's control that is established by the Agent or the Company pursuant to Section 3.2(c) or Section 5.2(k) of this Financing Agreement.

      DEPOSITORY ACCOUNT CONTROL AGREEMENT shall mean a three-party agreement in form and substance reasonably satisfactory to the Agent among the Agent, the Company and the bank which will maintain a Depository Account, (a) which provides the Agent with control of such Depository Account and provides for the transfer of funds in a manner consistent with the provisions of

Section 3.2(b) of this Financing Agreement, and (b) pursuant to which such bank agrees that (x) all cash, checks, wires and other items received or deposited into the Depository Account are pledged to the Agent, for the benefit of the Lenders, and (y) except as otherwise provided in the Depository Account Control Agreement, such bank has no lien upon, or right of set off against, the Depository Account and any cash, checks, wires and other items from time to time on deposit therein.

      DILUTION PERCENTAGE shall mean, with respect to the Originator during any period of measurement, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate amount of the Originators' non-cash reductions against Accounts, during such period, by (b) the average amount of the Originators' gross sales during such period, as determined by the Agent in the exercise of its reasonable business judgment. The Dilution Percentage shall be determined by the Agent based on its reviews of the periodic financial and collateral reports submitted by the Company to the Agent as well as the results of the periodic field examinations of the Company or the Originators conducted by the Agent from time to time. The Agent shall use a trailing twelve (12) month measurement period for calculating the Dilution Percentage.

      DOCUMENTATION FEES shall mean the Agent's standard fees for the use of the Agent's in-house legal department relating to any and all modifications, waivers, releases or pledges of additional collateral (other than additional Accounts) under this Financing Agreement, the Collateral and/or the Obligations (it being understood and agreed that no such Documentation Fees shall be charged in duplication of Out-of-Pocket Expenses consisting of fees and disbursements of outside counsel incurred in connection with the performance of the same services).

      EARLY TERMINATION DATE shall mean a date prior to any Termination Date on which the Company terminates this Financing Agreement or the Revolving Line of Credit.

      EARLY TERMINATION FEE shall mean an amount equal to (i) two percent (2.00%) of the aggregate Revolving Line of Credit if the Revolving Line of Credit is terminated prior to the first anniversary of the Closing Date and (ii) one percent (1.00%) of the aggregate Revolving Line of Credit if the Revolving Line of Credit is terminated on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date.

      ELECTRONIC TRANSMISSION shall have the meaning given to such term in
Section 5.2(e) of this Financing Agreement.

      ELIGIBLE ACCOUNTS shall mean the gross amount of the Company's Accounts that have been purchased from an Originator pursuant to the Account Purchase Agreement and that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, which conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of:

      (a) actual returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus

      (b) reserves for such Accounts that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Originators and the Company have complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation to the Agent's satisfaction in the exercise of its reasonable business judgment;
            (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks reasonably acceptable to the Agent having a place of business in the United States of America, or (y) to customers residing in Canada (other than those in the province of Quebec), provided that such Accounts are payable in United States Dollars; (iii) Accounts that remain unpaid more than (A) in the case of Extended Term Accounts, the earlier of one hundred twenty (120) days from invoice date or sixty
            (60) days from due date, and (B) in the case of all other Accounts, the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (iv) contra accounts; (v) sales to any subsidiary (direct or indirect) or parent (direct or indirect) of the Originators or the Company, or to any other person or entity otherwise affiliated with the Originators or the Company or with any shareholder, subsidiary (direct or indirect) or parent (direct or indirect) of the Originators or the Company in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any Customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent, in each case in the Agent's reasonable credit judgment applied consistently; (viii) all sales to any Customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than (A) in the case of Extended Term Accounts, the earlier of one hundred twenty (120) days from invoice date or sixty (60) days from due date or (B) in the case of all other Accounts, the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (ix) sales to Lowes and/or its affiliates to the extent the aggregate outstanding amount of such sales at any time exceeds sixty-five percent (65%) or more of all the Eligible Accounts at such time (provided that, for purposes of this calculation, Eligible Accounts shall be determined without regard to the concentration limits imposed by this clause (ix) and clause (x)); (x) sales to any Customer and/or its affiliates (other than Lowes and/or its affiliates) to the extent the aggregate outstanding amount of such sales at any time exceed twenty percent (20%) or more of all Eligible Accounts at such time (provided that, for purposes of this calculation, Eligible Accounts shall be determined without regard to the concentration limits imposed by this clause (x) and clause
            (ix)); (xi) pre-billed receivables and receivables arising from progress billings; (xii) sales not payable in United States currency; (xiii) sales to vendors for finishing work on Originators' products; and (xiv) Extended Term Accounts to the extent the aggregate outstanding amount of all Extended Term Account included in the Eligible Accounts exceeds (A) at any time on or prior to December 31, 2005,

            $5,000,000, (B) at any time after December 31, 2005 but on or prior to December 31, 2006, $7,000,000, or (c) at any time after December 31, 2006, $10,000,000; plus

      (c) reserves established by the Agent to account for increases in the Dilution Percentage above six percent (6%); plus

      (d) reserves for such Accounts that are acquired from one or more Originators other than in a "true-sale" transaction or with respect to which the Company has not acquired a perfected security interest in accordance with the UCC.

      EUROCURRENCY RESERVE REQUIREMENTS shall mean for any day, as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates of reserve requirement (expressed as a decimal fraction) in effect with respect to the Agent or any Lender on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by the Agent or any Lender (such rates to be adjusted to the nearest one-sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one-sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).

      EVENT(s) OF DEFAULT shall have the meaning given to such term in Section
8.1 of this Financing Agreement.

      EXISTING DEPOSITORY ACCOUNTS shall have the meaning given to such term in
Section 2.1(h) of this Financing Agreement.

      EXTENDED TERM ACCOUNTS shall mean Accounts (i) generated pursuant to a specific payment deferral marketing program, (ii) where the Company provides to the Agent all documentation reasonably requested by the Agent with respect to such program and notifies the Agent of such account debtor, and (iii) which are otherwise Eligible Accounts hereunder.

      GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

      GENERAL INTANGIBLES shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all trademarks, (b) patents, utility models, industrial models, and designs, (c) copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringements and royalties arising from any licensing agreement between the Company and any licensee of any of the Company's General Intangibles, (i) all payment intangibles (as defined in the UCC) and (j) all Proceeds of any of the foregoing.

      GOODS shall mean all present and hereafter acquired "Goods", as defined in the UCC, including, without limitation, inventory and equipment, and all Proceeds thereof.

      INDEBTEDNESS shall mean, without duplication, all liabilities, contingent or otherwise, which are either (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) obligations with respect to capital leases.

      INDEMNIFIED PARTY shall have the meaning given to such term in Section 8.5 of this Financing Agreement.

      INTEREST PERIOD shall mean, subject to availability: (a) with respect to an initial request by the Company for a LIBOR Loan or the conversion of a Chase Bank Rate Loan to a LIBOR Loan, at the option of the Company a one-month, two-month, three-month or six-month period commencing on the borrowing or conversion date with respect to such LIBOR Loan and ending one month, two months, three months or six months thereafter, as applicable; and (b) with respect to any continuation of a LIBOR Loan, at the option of the Company a one-month, two-month, three-month or six-month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one month, two months, three months or six months thereafter, as applicable; provided that (i) if any Interest Period would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day, and (ii) if any Interest Period begins on the last Working Day of any month, or on a day for which there is no numerically corresponding day in the month in which such Interest Period ends, such Interest Period shall end on the last Working Day of the month in which such Interest Period ends.

      INVESTMENT PROPERTY shall mean all present and hereafter acquired "Investment Property" as defined in the UCC and all Proceeds thereof.

      LIBOR shall mean, for any Interest Period and subject to availability, a rate of interest equal to the quotient obtained by dividing: (a) at the Agent's election (i) the rate set forth in the New York edition of The Wall Street Journal under the "Money Rates" section for "London Interbank Offered Rates"; or
(ii) the London Interbank Offered Rate for such Interest Period as quoted to the Agent by JPMorgan Chase Bank (or any successor thereof) two (2) Business Days prior to the first day of such Interest Period; provided, if such rate is at any time not available, the London Interbank Offered Rate as quoted by any banking institution selected by the Agent in its sole discretion two (2) Business Days prior to the first day of such Interest Period; by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

      LIBOR INTEREST PAYMENT DATE shall mean, with respect to any LIBOR Loan, the last day of the Interest Period for such LIBOR Loan, or in the case of LIBOR loans having an Interest Period in excess of three months, the last day of each three-month period occurring during such Interest Period.

      LIBOR LENDING OFFICE shall mean, (a) with respect to the Agent and CIT, the office of JPMorgan Chase Bank, or any successor thereof, located at 270 Park Avenue, New York, NY

10017, and (b) with respect to each Lender, the address set forth on the signature page to this Financing Agreement or the Assignment and Transfer Agreement to which such Lender is a party.

      LIBOR LOAN shall mean any loans made pursuant to this Financing Agreement that bear interest based upon LIBOR.

      LINE OF CREDIT shall mean the aggregate commitment of the Lenders in an amount equal to $50,000,000 to make Revolving Loans pursuant to Section 3 of this Financing Agreement.

      LINE OF CREDIT FEE shall mean, for any month, the product obtained by multiplying (a) (i) the amount of the Revolving Line of Credit minus (ii) the average daily principal balance of Revolving Loans outstanding during such month, times (b) one-half of one percent (0.50%) per annum for the number of days in said month.

      LOAN DOCUMENTS shall mean this Financing Agreement, the Promissory Notes, the other closing documents executed by the Company and any other ancillary loan and security agreements executed by the Company or its affiliates from time to time in connection with this Financing Agreement, all as may be renewed, amended, restated or supplemented from time to time.

      LOWES shall mean Lowe's Companies, Inc. and its subsidiaries and affiliates.

      MATERIAL ADVERSE EFFECT shall mean a material adverse effect on either (a) the business, condition, operations, performance, or properties of the Company or any Originator, (b) the ability of the Company to perform its obligations under this Financing Agreement or any other Loan Document, or to enforce its rights against account debtors in respect of the Accounts, (c) the value of the Collateral or (d) the ability of the Agent or the Lenders to enforce the Obligations or their rights and remedies under this Financing Agreement or any of the other Loan Documents.

      NET AVAILABILITY shall mean, at any time, the amount by which (a) the Borrowing Base at such time exceeds (b) the principal amount of all outstanding Revolving Loans.

      OBLIGATIONS shall mean: (a) all loans, advances and other extensions of credit made by the Agent for the account of the Lenders to the Company or to others for the Company's account (including, without limitation, all Revolving Loans), (b) any and all other indebtedness, obligations and liabilities which may be owed by the Company to the Agent or any Lender and arising out of, or incurred in connection with, this Financing Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses), whether (i) now in existence or incurred by the Company from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of the Company's assets or property or the assets or property of any other person, firm, entity or corporation, including the Originators, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) the Company is liable to the Agent or any Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise; and (c) without duplication, the Company's liabilities to the Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent, on behalf of the Lenders, may make or issue to others for the Company's account, including any accommodations extended by the Agent with respect to the Agent's acceptance of drafts or the Agent's endorsement of notes or other instruments for the Company's account and benefit.

      ORIGINATOR(s) shall mean Werner Co. and such other legal entities designated by the Company and deemed appropriate by CIT in its reasonable discretion.

      OTHER COLLATERAL shall mean: (a) all present and hereafter established lockbox, blocked account and other deposit accounts and/or securities accounts (each as defined in the UCC) maintained with any bank or financial institution into which the Proceeds of Collateral are or may be deposited (including the Depository Accounts); (b) all cash, Investment Property and other monies of the Company, including, without limitation, all cash, Investment Property and other monies and property in the possession or control of the Agent or any Lender (including negative balances in the Revolving Loan Account and cash collateral held by the Agent pursuant to this Financing Agreement); (c) all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all Proceeds of any of the foregoing.

      OUT-OF-POCKET EXPENSES shall mean all of the Agent's and the Lenders' present and future costs, fees and expenses incurred in connection with this Financing Agreement and the other Loan Documents, including, without limitation,
(a) the cost of lien searches (including tax lien and judgment lien searches), and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all costs and expenses incurred by the Agent in opening and maintaining the Depository Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on the Agent for "insufficient funds" and the return of deposited checks); (d) recording taxes and fees; (e) all appraisal fees and expenses payable by the Company hereunder, and all costs, fees and expenses incurred by the Agent and the Lenders in connection with any action taken under Section 5.2(a) hereof, including reasonable travel, meal and lodging expenses of the Agent's personnel; (f) all reasonable costs, fees, expenses and disbursements of one firm of outside counsel (in addition to any local counsel) hired by the Agent to consummate the transactions contemplated by this Financing Agreement (including the documentation and negotiation this Financing Agreement, the other Loan Documents and all amendments, supplements and restatements thereto or thereof), and to advise the Agent and/or the Lenders as to matters relating to the transactions contemplated hereby; (g) all costs, fees and expenses incurred by the Agent and the Lenders in connection with any action taken under Section 8.3 hereof; and (h) without duplication, all costs, fees and expenses incurred by the Agent and the Lenders in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the rights of the Agent and the Lenders under this Financing Agreement, including, without limitation, all reasonable fees and disbursements of outside counsel to the Agent and the Lenders incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Financing Agreement or the commencement of any case with respect to the Company, any Originator or any subsidiary of the Company (as the case may be) under the United States Bankruptcy Code or any similar statute.

      OVERADVANCES shall mean, at any time, the amount by which (a) the sum at such time of the principal amount of all outstanding Revolving Loans exceeds (b) the Borrowing Base at such time.

      PERMITTED LIENS shall mean (i) the security interests created in favor of the Agent pursuant to the Loan Documents, (ii) the security interest of the Company in the Collateral created and perfected in accordance with the Account Purchase Agreement, (iii) liens for taxes not yet due or being contested in good faith in accordance with Section 5.2(e) and (iv) normal and customary rights of set-off with respect to deposits of cash in favor of banks or other depository institutions maintaining Existing Depository Accounts or Depository Accounts.

      PNC shall mean PNC Bank, National Association.

      PRO RATA PERCENTAGE shall mean, as to each Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment at such time and the denominator of which is the aggregate amount of all Commitments at such time (or in the event that the Commitments of the Lenders hereunder have terminated, the numerator of which is the principal amount of loans then owed to such Lender hereunder and the denominator of which is the principal amount of loans then owed to all Lenders hereunder, as reflected by CIT's System).

      PROCEEDS shall have the meaning given to such term in the UCC.

      PROMISSORY NOTES shall mean, collectively, the notes in the form of Exhibit B attached hereto, delivered by the Company to each Lender to evidence the loans made by such Lender to the Company pursuant to this Financing Agreement.

      REGISTER shall have the meaning given to such term in Section 11.4(d) of this Financing Agreement.

      REGULATORY CHANGE shall mean any change after the Closing Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Closing Date of any interpretation directive or request applying to a class of lenders including the Agent or any Lender of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.

      RELATED SECURITY shall mean, with respect to any Account, (a) all unpaid seller's or lessor's rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to such Account or arising therefrom; (b) all of the Company's and the Originators' interest in any Goods (including returned, reclaimed or repossessed goods), and documentation of title evidencing the shipment or storage of any Goods (including returned, reclaimed or repossessed Goods), relating to or arising from any sale giving rise to such Account; (c) all instruments and chattel paper that may evidence such Account;
(d) all notes, deposits or other property of the Company's or any Originator's account debtors securing the obligations owed by such account debtors to the Company; (e) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Account, whether pursuant to the Contract related to such Account or otherwise, together with all UCC financing statements or similar filings related thereto; (f) all of the

Company's and Originators' rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Account or otherwise relating to such Account, whether pursuant to the Contract related to such Account or otherwise; and (g) all books and records and any electronic media and software related to any of the foregoing.

      REQUIRED LENDERS shall mean those Lenders holding at least fifty-one percent (51%) of the total Commitments under the Revolving Line of Credit (or fifty-one percent (51%) of the outstanding principal amount of all loans outstanding hereunder, as reflected by CIT's System, in the event that the Commitments of the Lenders hereunder have terminated).

      REVOLVING LINE OF CREDIT shall mean the Commitments of the Lenders to make Revolving Loans pursuant to Section 3 of this Financing Agreement, in an aggregate amount equal to $50,000,000.

      REVOLVING LOAN ACCOUNT shall mean the account on the Agent's books, in the Company's name, in which the Company will be charged with all Obligations when due or incurred by the Agent or any Lender.

      REVOLVING LOANS shall mean the loans and advances made from time to time to or for the account of the Company by the Agent, on behalf of the Lenders, pursuant to Section 3 of this Financing Agreement.

      SEPARATENESS AGREEMENT shall mean the Separateness Agreement in the form of Exhibit D attached hereto.

      SERVICER shall mean Werner Co., as servicer under the Servicing Agreement, and it successors and permitted assigns in such capacity.

      SERVICING AGREEMENT shall mean that certain receivables serving agreement between Werner Co. and the Company dated May 10, 2005.

      SETTLEMENT DATE shall mean Friday of each week (or if any Friday is not a Business Day on which all Lenders are open for business, the immediately preceding Business Day on which all Lenders are open for business), provided that, after the occurrence of an Event of Default or during a continuing decline or sudden increase in the principal amount of Revolving Loans, the Agent, in its discretion, may require that the Settlement Date occur more frequently (even daily) so long as any Settlement Date chosen by the Agent is a Business Day on which each Lender is open for business.

      TAXES shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by the Company with respect to its business, operations, Collateral or otherwise.

      TERMINATION DATE shall mean the earlier of (i) May 31, 2009 and (ii) the expiration or termination of the Werner Holding Senior Credit Facility.

      TRANSACTION DOCUMENTS shall mean this Financing Agreement and the other Loan Documents, the Account Purchase Agreement, the Servicing Agreement and all other applicable agreements related to the purchase of receivables from the Originators.

      UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of New York.

      WERNER CO. shall mean Werner Co., a Pennsylvania corporation.

      WERNER HOLDING shall mean Werner Holding Co. (DE), Inc., a Delaware corporation.

      WERNER HOLDING SENIOR CREDIT FACILITY shall mean that certain senior credit facility among Werner Holding, JPMorgan Chase Bank, as Administrative Agent, Citigroup Global Markets Inc., as Syndication Agent and J.P. Morgan Securities, Inc. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners dated as of June 11, 2003, as the same may be amended, supplemented or otherwise modified from time to time.

      WERNER HOLDING SECOND LIEN FACILITY shall mean that certain senior secured credit facility among Werner Holding, Credit Suisse First Boston, acting through its Cayman Islands branch, as Administrative Agent, as Joint Bookrunner, and as Joint Lead Arranger, and Morgan Stanley Senior Funding, Inc., as Joint Bookrunner and as Joint Lead Arranger dated as of May 10, 2005, as the same may be amended, supplemented or otherwise modified from time to time, the majority of the proceeds of which shall be used to pay down a significant portion of the Werner Holding Senior Credit Facility.

      WORKING DAY shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

SECTION 2. CONDITIONS PRECEDENT

      2.1. CONDITIONS PRECEDENT TO INITIAL FUNDING. The obligation of the Agent and the Lenders to make the initial loans, immediately prior to or concurrently with the making of such loans, is subject to the satisfaction or waiver in writing by the Agent of the following conditions precedent:

      (a) LIEN SEARCHES. The Agent shall have received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by the Agent with respect to Originators and Company, and such searches shall
(i) verify that the Agent, for the benefit of the Lenders, has a first priority security interest in the Collateral, and (ii) reveal no liens on or security interests in any of the Collateral for which appropriate releases have not been obtained.

      (b) UCC FILINGS. All UCC financing statements and other documents required to be filed in order to (i) perfect the interests of the Company contemplated by the Account Purchase Agreement and the repurchase of certain assets under the existing receivable purchase agreement with PNC and (ii) to create in favor of the Agent, for the benefit of the Lenders, first priority and perfected security interests in the Collateral (to the extent that such security interests may be perfected by a filing under the UCC or applicable law), shall have been properly filed and/or recorded in each office in each jurisdiction required. The Agent shall have received (i) acknowledgment copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.

      (c) TITLE. The Agent shall have reviewed assurances, including, without limitation, copies of duly filed UCC financing statements, as the Agent may deem appropriate to establish the Company's title to the Collateral.

      (d) RESOLUTIONS. The Agent shall have received a copy of the resolutions of the Board of Directors of each of the Company, the Servicer and each Originator authorizing the execution, delivery and performance of the Transaction Documents to be executed by it, certified by the Secretary or Assistant Secretary of such Person as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Transaction Documents on behalf of the Company, the Servicer or such Originator, as applicable.

      (e) ORGANIZATIONAL DOCUMENTS. The Agent shall have received a copy of the Certificate or Articles of Incorporation of each the Company, the Servicer and each Originator and, in the case of the Company, certified by the applicable authority in its respective State of incorporation, together with a certificate of good standing (long form where available) or bring downs from such jurisdiction, and copies of the by-laws (as amended through the date hereof) of the Company, the Servicer and each Originator certified by the Secretary or Assistant Secretary thereof, together with such amendments to such Certificate or Articles of Incorporation and by-laws as the Agent shall deem appropriate.

      (f) OFFICER'S CERTIFICATE. The Agent shall have received an executed Officer's Certificate for the Company, reasonably satisfactory in form and substance to the Agent, certifying that as of the Closing Date (i) the representations and warranties contained herein are true and correct in all material respects, (ii) the Company is in material compliance with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.

      (g) DISBURSEMENT AUTHORIZATIONS. The Company shall have delivered to the Agent all information necessary for the Agent to issue wire transfer instructions on behalf of the Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement, including disbursement authorizations in form acceptable to the Agent.

      (h) DEPOSITORY ACCOUNTS; PAYMENT DIRECTION. (i) Those certain lockboxes and deposit accounts identified on Schedule 2.1(h) (the "Existing Depository Accounts") shall be maintained, (ii) the current deposit account agreements with respect to the PNC concentration account referred to in this Section 2.1(h) shall have been terminated and (iii) PNC shall have executed and delivered to the Agent a deposit account control agreement substantially in the form of Exhibit E hereto and otherwise reasonably satisfactory in form and substance to the Agent with respect to such PNC concentration account.

      (i) EXISTING RECEIVABLES AGREEMENT. (i) The Company's existing receivables purchase agreement with PNC shall be terminated with no remaining or continuing liabilities or obligations of Company, (ii) all outstanding Accounts previously sold to PNC pursuant thereto shall be repurchased utilizing the proceeds of the initial Revolving Loans made under this Financing Agreement, and (iii) all liens and security interests in favor of PNC in connection therewith shall be terminated and/or released upon such repurchase.

      (j) SEPARATENESS ACKNOWLEDGEMENT. The Company shall have delivered an acknowledgement reasonably satisfactory to the Agent from Werner Holding's Senior Lender and Second Lien Arrangers acknowledging (i) the separateness of the Company, on the one hand and Werner Holding, Werner Co and their other affiliates, on the other hand and (ii) the "true sale" nature of the transactions between Company and Originators pursuant to the Account Purchase Agreement.

      (k) WERNER HOLDING CREDIT DOCUMENTS. (i) The Agent shall have received executed copies of the Werner Holding Senior Credit Facility and the Werner Holding Second Lien Facility, on terms and conditions reasonably satisfactory to Agent and which facilities shall permit the sale of the Accounts to the Company pursuant to the Account Purchase Agreement (with the concurrent release of any lien in favor of the lenders under the Werner Holding Senior Credit Facility and/or the Werner Holding Second Lien Facility being automatic and absolute upon any such sale) and which shall allow for the Agent's liens on the Collateral in the form and manner set forth in this Financing Agreement and which shall be reasonably satisfactory to Agent, and (ii) the Second Amendment to the Werner Holding Senior Credit Facility and the Werner Holding Second Lien Facility shall have been consummated.

      (l) RELEASES. PNC and all other creditors of the Company shall have released all liens, claims, and encumbrances against the Company and the Collateral.

      (m) OPINIONS. Subject to the filing, priority and remedies provisions of the UCC, the provisions of the Bankruptcy Code, insolvency statutes or other like laws, the equity powers of a court of law and such other matters as may be agreed upon with the Agent, counsel for the Company shall have delivered to the Agent, on behalf of the Lenders, opinion(s) reasonably satisfactory in form and substance to the Agent opining, inter alia, (i) that each Loan Document to which the Company is a party is valid, binding and enforceable in accordance with its terms, as applicable, and that the execution, delivery and performance by the Company of the Loan Documents to which such person or entity is a party are (a) duly authorized, (b) do not violate any terms, provisions, representations or covenants in the articles of incorporation, by-laws or other organizational agreement of the Company or its affiliates, and (c) do not violate any terms, provisions, representations or covenants in the Werner Holding Senior Credit Facility, the Werner Holding Second Lien Facility or any agreement, mortgage, deed of trust, note, security agreement, indenture or other instrument or agreement related thereto; (ii) that the transactions between the Originators and the Company are "true sales" and the validity and nature of such sales are absolute, and that such transactions cannot be characterized as loans from the Company to the Originators; (iii) that the Company would not be "substantively consolidated" with any Originator or Werner Holding in any action under title 11 of the United States Code, or any similar state or federal action; (iv) that those regulatory approvals, if any, necessary to consummate the transactions contemplated by this Financing Agreement have been obtained and are being maintained in accordance with applicable laws, rules and regulation and (v) as to the creation and perfection of liens in favor of the Agent in the Collateral intended to be created pursuant to the Loan Documents.

      (n) LEGAL RESTRAINTS/LITIGATION. As of the Closing Date, there shall be no
(x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against the Company, the Originators or any of their assets, which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

      (o) ADDITIONAL DOCUMENTS. The Company shall have executed and delivered to the Agent all Loan Documents necessary to consummate the lending arrangement contemplated by this Financing Agreement, including the Account Purchase Agreement, the Servicing Agreement, all other documents with respect to the Collateral and the purchase and sale and servicing arrangements between the Originators and Company, in each case in form and substance satisfactory to Agent. The Company shall also have delivered a separateness agreement executed by the Company and by Werner Holding and Werner Co, in substantially the form attached hereto as Exhibit D.

      (p) REVOLVING LOAN PROMISSORY NOTES. If the Required Lenders elect to evidence their Commitments with respect to the Revolving Line of Credit with Promissory Notes, the Company shall have executed and delivered to each Lender a Promissory Note in the form attached hereto as Exhibit A.

      (q) MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the financial condition, obligations, operations, performance, or properties of Company or any Originator since December 31, 2004.

      (r) INCONSISTENT INFORMATION. There shall not have become known to Agent any information or other matter which is inconsistent in any material and adverse respect with any information or other matter, when taken as a whole, disclosed to Agent prior to the date of the Commitment Letter.

      (s) FEES AND EXPENSES. The Agent shall have received, concurrently with the closing of the Financing Agreement, all fees and expenses required hereunder or under the Commitment Letter to be paid by Company on or before the Closing Date.

      (t) OTHER INFORMATION. The Agent shall received other information reasonably requested by Agent.

      (u) EVENTS OF DEFAULT. There shall be no Default or Event of Default in existence as of the date of this Financing Agreement.

Upon the execution of this Financing Agreement and the initial disbursement of the initial loans hereunder, all of the above conditions precedent shall have been deemed satisfied, except as the Company and the Agent shall otherwise agree in a separate writing.

SECTION 3. REVOLVING LOANS AND COLLECTIONS

      3.1. FUNDING CONDITIONS AND PROCEDURES.

      (a) AMOUNTS AND REQUESTS. Subject to the terms and conditions of this Financing Agreement, the Agent and the Lenders, pro rata in accordance with their respective Pro Rata Percentages, severally (and not jointly) agree to make loans and advances to the Company on a revolving basis (i.e. subject to the limitations set forth herein, the Company may borrow, repay and re-borrow Revolving Loans). In no event shall the Agent or any Lender have an obligation to make a Revolving Loan to the Company, nor shall the Company be entitled to request or receive a Revolving Loan, if (i) a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Revolving Loan or the date of the funding thereof, (ii) the amount of such Revolving Loan, when added to the principal amount of the Revolving Loans outstanding, would exceed the Revolving Line of Credit, (iii) the amount of such Revolving Loan would exceed the Net Availability of the Company on the date of the request therefor or the funding thereof, or (iv) any of the representations, warranties, or covenants of the Company contained in this Financing Agreement are not true and correct in all material respects on and as of the date of the request for such Revolving Loan or the date of the funding thereof. Any request for a Revolving Loan must be received by an officer of the Agent no later than 1:00 p.m., New York time, (a) on the Business Day on which such Revolving Loan is required, if the request is for a Chase Bank Rate Loan, or (b) three (3) Business Days prior to the Business Day on which such Revolving Loan is required, if the request is for a LIBOR Loan. The funding of any LIBOR Loan is also subject to the satisfaction of the conditions set forth in Section 6.8 of this Financing Agreement.

      (b) PHONE AND ELECTRONIC LOAN REQUESTS. The Company hereby authorizes the Agent and the Lenders to make Revolving Loans to the Company based upon a telephonic or e-mail request (or, if permitted by the Agent, based upon a request posted on CIT's System) made by any officer or other employee of the Company that the Company has authorized in writing to request Revolving Loans hereunder, as reflected by the Agent's records. Each telephonic, e-mail or posted request by the Company shall be irrevocable, and the Company agrees to confirm any such request for a Revolving Loan in a writing approved by the Agent and signed by such authorized officer or employee, within one (1) Business Day of the Agent's request for such confirmation. The Agent shall have the right to rely on any telephonic, e-mail or posted request for a Revolving Loan made by anyone purporting to be an officer or other employee of the Company that the Company has authorized in writing to request Revolving Loans hereunder, without further investigation.

      (c) ADVANCES BY THE AGENT. The Agent, on behalf of the Lenders, shall disburse all loans and advances to the Company and shall handle all collections of Collateral and repayment of all Obligations. It is understood that for purposes of advances to the Company and for purposes of this Section 3.1, the Agent will be using the funds of the Agent, and pending settlement, all interest accruing on such advances shall be payable to the Agent.

      (d) SETTLEMENT AMONG LENDERS.

      (i) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Company that such Lender will not make the amount which would constitute its Pro

Rata Percentage of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and in reliance upon such assumption, the Agent may make available to the Company a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender's Pro Rata Percentage of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled (A) to recover such Lender's Pro Rata Percentage of such borrowing on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Agent, at the customary rate set by Agent for the correction of errors among banks for three Business Days and thereafter at the Chase Bank Rate or (B) to recover such Lender's Pro Rata Percentage of such borrowing on demand from the Company, together with interest thereon (for the account of the Agent) at the rate per annum applicable to such borrowing, without prejudice to any rights which the Agent may have against such Lender under Section 11.3 hereof. Nothing contained herein shall be deemed to obligate the Agent to make available to the Company the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its Pro Rata Percentage thereof. Nothing in this Section shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights the Company may have against any Lender as a result of any default by such Lender hereunder.

      (ii) On each Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have advanced their respective Pro Rata Percentages of all outstanding Revolving Loans. Each Lender's obligation to make the Revolving Loans referred to in Section 3.1(a) and to make the settlements pursuant to this Section 3.1(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (v) any set-off, counterclaim, recoupment, defense or other right which any such Lender or the Company may have against the Agent, the Company, any other Lender or any other person, (w) the occurrence or continuance of a Default or an Event of Default, (x) any adverse change in the condition (financial or otherwise) of the Company, (y) any breach of this Financing Agreement or any other Loan Document by the Company or any other Lender or (z) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

      (e) REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by the Company in this Financing Agreement shall be deemed to be remade by the Company and shall, in the case of representations and warranties qualified by materiality, be true and correct in all respects and, in the case of all other representations and warranties be true and correct in all material respects each time that the Company requests a Revolving Loan under this Financing Agreement, and each such request shall also constitute a representation and warranty by the Company that, after giving effect to the requested Revolving Loan, no Default or Event of Default shall have occurred and remain outstanding.

      3.2. HANDLING OF PROCEEDS OF COLLATERAL; CASH DOMINION.

      (a) COLLECTION OF ACCOUNTS AND OTHER PROCEEDS. The Company, at its expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Company's business subject to the terms hereof. The Company agrees to direct (and cause the relevant Originator to direct) the account debtors to send payments on all Accounts (i) prior to the establishment of the Depository Accounts, directly to an Existing Depository Account (or lockbox related thereto) and (ii) thereafter, directly to a lockbox associated with a Depository Account, and to include (or cause the relevant Originator to include) on all invoices relating to any Accounts the address of such a lockbox as the sole address for remittance of payment. Notwithstanding the foregoing, should the Company or the Originators ever receive any payment on an Account or other Proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, the Company agrees (and agrees to cause the applicable Originator) to hold such Proceeds in trust for the Agent, for the benefit of the Lenders, separate from the Company's or Originators' other property and funds, and to deposit such Proceeds directly into a Depository Account within one (1) Business Day.

      (b) TRANSFER OF FUNDS FROM DEPOSITORY ACCOUNTS. Funds remaining on deposit in an Existing Depository Account or a Depository Account shall be transferred to the Company's concentration account with PNC on each Business Day in accordance with the terms and provisions of the agreement governing such account and shall be transferred to the Agent's Bank Account on the next Business Day in accordance with the terms and provisions of the deposit account control agreement delivered by PNC on the date of the Financing Agreement or the relevant Depository Account Control Agreement, as applicable, and the Company agrees to take all actions reasonably required by the Agent or any bank at which an Existing Depository Account or a Depository Account is maintained in order to effectuate the transfer of funds in this manner. All amounts received from an Existing Depository Account or a Depository Account and any other proceeds of the Collateral deposited into the Agent's Bank Account will, for purposes of calculating Net Availability and interest, be credited to the Revolving Loan Account on the date of deposit in the Agent's Bank Account. No checks, drafts or other instruments received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

      (c) NEW DEPOSITORY ACCOUNTS. The Company agrees not to open any lockbox or new bank account into which Proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such lockbox and/or bank account, the Agent, the Company and the bank which will maintain such lockbox or at which such account will be maintained, execute a Depository Account Control Agreement with respect to such lockbox and/or related bank account. Upon compliance with the terms set forth above, such lockbox and/or bank account shall constitute a Depository Account for purposes of this Financing Agreement.

      3.3. REVOLVING LOAN ACCOUNT. The Agent shall charge the Revolving Loan Account for all loans and advances made by the Agent and the Lenders to the Company or for the Company's account, and for all any other Obligations, including Out-of-Pocket Expenses, when due and payable hereunder. Subject to the provisions of Section 3.5 below, the Agent will credit the Revolving Loan Account with all amounts received by the Agent from each Depository Account or from others for the Company's account, including, as set forth above, all amounts received by the Agent in payment of Accounts, and such amounts will be applied to payment of the Obligations in the order and manner set forth herein. In no event shall prior recourse to any Account or other security granted to or by the Company be a prerequisite to the Agent's or the Lenders' rights to demand payment of any of the Obligations. In addition, the Company agrees that neither the Agent nor any Lender shall have any obligation whatsoever to perform in any respect any of the Company's or Originators' contracts or obligations relating to the Accounts.

      3.4. REPAYMENT OF OVERADVANCES. If at any time (a) the sum of the outstanding balance of Revolving Loans exceed the Revolving Line of Credit, or
(b) an Overadvance exists, the amount of such excess (in the case of clause (a)) or the amount of the Overadvance (in the case of clause (b)) shall be immediately due and payable unless the Agent (as permitted hereunder) or the Lenders otherwise agree in writing. Should the Agent or the Lenders for any reason honor requests for Overadvances, such Overadvances shall be made in the Agent's or the Lenders' sole discretion and subject to any additional terms the Agent or the Lenders deem necessary.

      3.5. APPLICATION OF PROCEEDS OF COLLATERAL.

      (a) GENERALLY. Unless this Financing Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, the Agent agrees to apply (i) all Proceeds of Collateral, and (ii) any other payment received by the Agent with respect to the Obligations, to the Revolving Loan Account in such order and manner as the Agent shall elect in the exercise of its reasonable business judgment.

      (b) APPLICATION OF PROCEEDS TO CHASE BANK RATE LOANS AND LIBOR LOANS. So long as no Event of Default shall have occurred and remain outstanding, the Agent agrees to apply all Proceeds of Collateral and other payments described in
Section 3.5(a) to Chase Bank Rate Loans until there are no Chase Bank Rate Loans outstanding, and then to LIBOR Loans; provided that in the event the aggregate outstanding principal amount of Revolving Loans that are LIBOR Loans exceeds Net Availability or any other applicable limit set forth herein, the Agent may apply all proceeds of Collateral received by the Agent to the payment of the Obligations in such manner and in such order as the Agent may elect in the exercise of its reasonable business judgment. Subject to the terms of the preceding sentence, so long as no Event of Default shall have occurred and remain outstanding, if the Agent receives Proceeds of Collateral or other payments that exceed the outstanding principal amount of Revolving Loans that are Chase Bank Rate Loans, the Company may request, in writing, that the Agent not apply such excess Proceeds to outstanding Revolving Loans that are LIBOR Loans, in which case the Agent shall remit such excess to the Company. If as a result of the application of the provisions of this Section 3.5(b), any Proceeds of Collateral are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and the Lenders shall be entitled to the costs and fees provided for in Section 6.9 hereof.

      (c) APPLICATION OF PROCEEDS DURING AN EVENT OF DEFAULT. If an Event of Default shall have occurred and remain outstanding, the Agent agrees to apply all Proceeds of Collateral and all other payments received by the Agent to the payment of the Obligations in the manner and order set forth in Section 8.4 hereof. If as a result of the application of the provisions of this Section 3.5(c), any Proceeds or payments are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and the Lenders shall be entitled to the costs and fees provided for in Section 6.9 hereof.

      3.6. MONTHLY STATEMENT. After the end of each month, the Agent agrees to prepare and make available to the Company (by mail, facsimile, e-mail or posting to CIT's System, as mutually agreed to by the Company and the Agent) and the Lenders, a statement showing the accounting for the charges, loans, advances and other transactions occurring among the Agent, the Lenders and the Company during that month. Absent manifest error, each monthly statement shall be deemed correct and binding upon the Company and the Lenders, and shall constitute accounts stated between the Company and the Lenders and the Agent, as the case may be, unless the Agent receives a written statement of exception from the Company or any Lender within thirty (30) days of the date of such monthly statement.

      3.7. ACCESS TO CIT'S SYSTEM. The Agent shall provide to the Company access to CIT's System during normal business hours, for the purposes of (i) obtaining information regarding loan balances and Net Availability, and (ii) if permitted by the Agent, making requests for Revolving Loans and submitting borrowing base certificates. Such access shall be subject to the following terms, in addition to all terms set forth on the website for CIT's System:

      (a) The Agent shall provide to the Company an initial password for secured access to CIT's System. The Company shall provide the Agent with a list of officers and employees that are authorized from time to time to access CIT's System, and the Company agrees to limit access to the password and CIT's System to such authorized officers and employees. After the initial access, the Company shall be solely responsible for (i) changing and maintaining the integrity of the Company's password and (ii) any unauthorized use of the Company's password or CIT's System by the Company's officers and employees.

      (b) The Company shall use CIT's System and the Company's information thereon solely for the purposes permitted above, and shall not access CIT's System for the benefit of third parties or provide any information obtained from CIT's System to third parties. The Agent makes no representation that loan balance or Net Availability information is or will be available, accurate, complete, correct or current at all times. CIT's System may be inoperable or inaccessible from time to time, whether for required website maintenance, upgrades to CIT's System, or for other reasons, and in any such event the Company must obtain loan balance and Net Availability information, and (if permitted by the Agent) make requests for Revolving Loans and submit borrowing base certificates using other available means.

      (c) The Company hereby confirms and agrees that CIT's System consist of proprietary software, data, tools, scripts, algorithms, business logic, website designs and interfaces and related intellectual property, information and documentation. CIT's System and related intellectual property, information and documentation are the sole and exclusive property of the Agent, and the Company shall have no right, title or interest therein or thereto, except for the limited right to access CIT's System for the purposes permitted above. Upon termination of this Financing Agreement, the Company agrees to cease any use of CIT's System.

      (d) All agreements, covenants and representations and warranties made by the Company in any borrowing base certificate submitted to the Agent by means of CIT's System are incorporated herein by reference.

SECTION 4. COLLATERAL

      4.1. GRANT OF SECURITY INTEREST. As security for the prompt payment in full of all Obligations, the Company hereby pledges and grants to the Agent, for the benefit of the Lenders, a continuing general lien upon, and security interest in, all of the Collateral.

      4.2. EXTENT OF SECURITY INTERESTS. The security interests granted hereunder shall extend and attach to (i) all Collateral which is presently in existence or hereafter acquired and which is owned by the Company or in which the Company has any interest, whether held by the Company or by others for the Company's account, and wherever located. With respect to the Collateral, and in addition to all other rights and remedies available to and/or obtained by the Agent, Agent shall have all the rights and remedies of a secured party under the UCC.

      4.3. REPRESENTATIONS, COVENANTS AND AGREEMENTS REGARDING COLLATERAL GENERALLY.

      (a) REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Agent and the Lenders that (i) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Financing Agreement creates a valid, perfected, first priority and exclusive security interest in all Collateral of the Company as to which perfection may be achieved by filing, (ii) the Agent's security interests in the Collateral constitute, and will at all times constitute, first priority and exclusive liens on the Collateral, subject only to Permitted Liens, and (iii) the Company is, or will be at the time additional Collateral is acquired by the Company, the absolute owner of the Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens.

      (b) COVENANTS. The Company, at its expense, agrees to forever warrant and defend the Collateral from any and all claims and demands of any other person, including the Originators, other than the Agent and the Lenders, unless in the reasonable judgment of the Company and the Agent, such defense would not result in more than a negligible economic value.

      (c) REPRESENTATIONS REGARDING ACCOUNTS. The Company represents and warrants to the Agent and the Lenders that:

      (a) each Account is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Originators in the ordinary course of their businesses;

      (b) the Accounts are the exclusive property of the Company and are not subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, except Permitted Liens;

      (c) the invoices evidencing such Accounts are in the name of the Originators;

      (d) each Account was purchased by the Company from an Originator in strict compliance with the terms and conditions of the Account Purchase Agreement (without any amendment or waiver);

      (e) the sale of the Accounts to the Company pursuant to the Account Purchase Agreement constitute true sale transactions between the Company and the Originators; and

      (f) the customers of the Originators have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which the Company has notified the Agent pursuant to Section 5.2(e) hereof.

      4.4. COVENANTS AND AGREEMENTS REGARDING ACCOUNTS.

      (a) The Company confirms to the Agent and the Lenders that all Taxes and fees relating to the Company's business, and the Accounts, are Werner Holding's and its subsidiaries' sole responsibility, and that all Taxes will be paid by the Company or Werner Holding when due, subject to Section 5.2(c) hereof, and that none of said Taxes or fees represents a lien on or claim against the Accounts, except to the extent permitted by Section 5.2(c).

      (b) The Company agrees to maintain such books and records regarding Accounts as the Agent reasonably may require and agrees that the books and records of the Company will reflect the Agent's interest in the Accounts. In support of the continuing assignment and security interest of the Agent in the Accounts, the Company also agrees to deliver to the Agent all of the schedules, reports and other information described in Section 5.2(e) of this Financing Agreement. The Company's failure to maintain its books in the manner provided herein or to deliver to the Agent any of the foregoing information shall in no way affect, diminish, modify or otherwise limit the security interests granted to the Agent in the Accounts.

      (c) The Company agrees to issue or cause the Servicer to issue credit memoranda promptly after the Originators accept returns or grant allowances, and to deliver to the Agent copies of such credit memoranda as and when required to do so under Section 5.2(e) hereof.

      (d) The Company agrees to or to cause the Servicer or Originator to safeguard, protect and hold all Inventory returned by an account debtor for the account of the Agent, on behalf of the Lenders, and to make no sale or other disposition thereof except in the ordinary course of the Company's business, on open account and on commercially reasonable terms consistent with the Company's past practices. As to any sale or other disposition of Inventory returned by an account debtor, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. The Company agrees to or to cause the Servicer to handle all Proceeds of sales of Inventory in accordance with the provisions of Section 3.2 hereof.

      4.5. GENERAL INTANGIBLES. The Company represents and warrants to the Agent and the Lenders that as of the date hereof, after giving effect to the Servicing Agreement, the Company possesses all General Intangibles necessary to conduct the Company's business as presently conducted. The Company agrees to maintain the Company's rights in, and the value of, all such General Intangibles, and to pay when due all material payments required to maintain in effect any material licensed rights.

      4.6. COMMERCIAL TORT CLAIMS. The Company represents and warrants to the Agent and the Lenders that as of the date hereof, the Company holds no interest in any commercial tort claim. If the Company at any time holds or acquires a commercial tort claim, the Company agrees to promptly notify the Agent in writing of the details thereof, and in such writing the Company shall grant to the Agent, for the benefit of the Lenders, a security interest in such commercial tort claim and in the Proceeds thereof, all upon the terms of this Financing Agreement.

      4.7. LETTER OF CREDIT RIGHTS. The Company represents and warrants to the Agent and the Lenders that as of the date hereof, the Company is not the beneficiary of any letter of credit. If the Company becomes a beneficiary under any letter of credit, the Company agrees to promptly notify the Agent, and upon request by the Agent, the Company agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to the Agent, for the benefit of the Lenders, pursuant to an agreement in form and substance satisfactory to the Agent, or (b) cause the issuer of such letter of credit to name the Agent, for the benefit of the Lenders, as the transferee beneficiary of such letter of credit.

      4.8. CREDIT BALANCES; ADDITIONAL COLLATERAL.

      (a) The rights and security interests granted to the Agent and the Lenders hereunder shall continue in full force and effect, notwithstanding the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of the Company (in the Revolving Loan Account or otherwise), and any other property or assets of the Company in the possession of the Agent or any Lender, may be held by the Agent or such Lender as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Financing Agreement. The liens and security interests granted to the Agent, for the benefit of the Lenders, herein and any other lien or security interest which the Agent or the Lenders may have in any other assets of the Company secure payment and performance of all present and future Obligations.

      (b) Notwithstanding the Agent's security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other person, the Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of the Agent's or the Lenders' rights under this Financing Agreement.

SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS

      5.1. DISCLOSURE REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Lenders that:

      (a) FINANCIAL CONDITION. (i) As of the date hereof, the amount of the Company's assets, at fair valuation, exceeds the book value of the Company's liabilities, (ii) as of the date hereof, the Company is generally able to pay its debts as they become due and payable, (iii) the Company has (x) no creditors other than the Lenders, the Agent and, pursuant to the Account Purchase Agreement, the Originators and (y) no liabilities or obligations of any kind or nature other than the Obligations hereunder and under the Account Purchase Agreement and the Servicing Agreement, and (iv) as of the date hereof, the Company does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Company and/or Werner Holding or any Originator previously furnished to the Agent present fairly, in all material respects, the financial condition of the Company, Werner Holding and/or such Originator, as applicable, as of the date of such financial statements.

      (b) ORGANIZATION MATTERS; COLLATERAL LOCATIONS. Schedule 5.1(b) attached hereto correctly and completely sets forth (w) the Company's exact name, as currently reflected by the records of the Company's State of incorporation or formation, (x) the Company's State of incorporation or formation, (y) the Company's federal employer identification number and State organization identification number (if any), and (z) the address of the Company's chief executive office and all locations of Collateral.

      (c) POWER AND AUTHORITY; CONFLICTS; ENFORCEABILITY.

      (i) The Company has full power and authority to execute and deliver this Financing Agreement and the other Transaction Documents to which it is a party, and to perform all of the Company's obligations hereunder and thereunder.

      (ii) The execution and delivery by the Company of this Financing Agreement and the other Transaction Documents to which it is a party, and the performance of the Company's obligations hereunder and thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director, shareholder, partner or member of the Company that has not been obtained; (x) violate any term, provision or covenant contained in the organizational documents of the Company (such as the certificate of incorporation, certificate of origin, partnership agreement, by-laws or operating agreement); (y) violate, or cause the Company to be in default under, any material law, rule, regulation, order, judgment or award applicable to the Company or its assets; or (z) violate any term, provision, covenant or representation contained in the Werner Holding Senior Credit Facility or the Werner Holding Second Lien Facility or, except to the extent such violation would not result in a Material Adverse Effect, violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which the Company is a signatory or by which the Company or any of the Company's assets are bound or affected.

      (iii) This Financing Agreement and the other Transaction Documents to which the Company is a party constitute legal valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors' rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

      (d) SCHEDULES. Each of the Schedules attached to this Financing Agreement set forth a true, correct and complete description of the matter or matters covered thereby.

      (e) COMPLIANCE WITH LAWS. The Company and the Company's properties are in compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not have a Material Adverse Effect. The Company has obtained and maintains all permits, approvals, authorizations and licenses necessary to conduct its business as presently conducted, except to the extent the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.

      (f) PENDING LITIGATION. Except as previously disclosed by the Company to the Agent in writing, there exist no actions, suits or proceedings of any kind by or against the Company, the Servicer or the Originators pending in any court or before any arbitrator or governmental body, that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

      (g) LOCKBOX AND DEPOSITORY ACCOUNTS. The Company has no lockboxes, bank accounts or securities accounts other than those set forth on Schedule 2.1(h). Subject to Section 5.2(k), irrevocable instructions have been delivered to ensure that the proceeds in such accounts will be transferred to Agent's Bank Account daily.

      (h) REPRESENTATION REGARDING ORIGINATOR.

      (i) The Account Purchase Agreement and Servicing Agreement have not been amended, restated or otherwise modified in any manner without the written consent of Agent.

      (ii) The Werner Holding Senior Credit Facility and Werner Holding Second Lien Facility have not been amended, restated or otherwise modified in any manner which would adversely affect the transactions under the Account Purchase Agreement, the Collateral or the Lenders' security interests therein or rights with respect thereto or otherwise.

      (iii) The terms of the Asset Purchase Agreement and Servicing Agreement are arms-length.

      5.2. AFFIRMATIVE COVENANTS. Until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

      (a) MAINTENANCE OF FINANCIAL RECORDS; INSPECTIONS. The Company agrees to maintain books and records pertaining to the Company's financial matters in such detail, form and scope as the Agent reasonably may require. The Company agrees (and agrees to cause each Originator and the Servicer to agree) that the Agent, and/or any agent designated by the Agent, upon reasonable prior notice to the Company and no more frequently than quarterly unless an Event of Default shall have occurred and be continuing, may enter upon the Company's, the Servicer's or any Originator's premises at any time during normal business hours, and from time to time, in order to (i) examine and inspect the books and records of the Company, the Servicer or any Originator, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform valuations of the Collateral and any and all records pertaining thereto (provided, however, that prior to an Event of Default, the Company shall only be responsible for the costs associated with the activities described in clauses (i) and (ii) in the aggregate amount of $20,000 per year, plus Out-of-Pocket Expenses). The Company agrees, and agrees to cause the Servicer, to make its officers and employees available to discuss the business, operations, assets, financial and other condition of the Company with the Agent and its representatives, and to arrange discussions with their independent public accountants upon reasonable notice and so long as a senior officer of the Company is offered the opportunity to be present.

      (b) FURTHER ASSURANCES. The Company agrees to comply with the requirements of all state and federal laws in order to grant to the Agent, for the benefit of the Lenders, valid and perfected first priority security interests in the Collateral. The Agent is hereby authorized by the Company to file any financing statements, continuations and amendments covering the Collateral without the Company's signature in accordance with the provisions of the UCC. The Company hereby consents to and ratifies the filing of any financing statements covering the Collateral by the Agent on or prior to the Closing Date. The Company agrees to do whatever the Agent reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (ii) cooperating with agents and employees of the Agent,
(iii) keeping Collateral records, (iv) transferring Proceeds of Collateral to the Agent's possession in accordance with the terms hereof and (v) performing such further acts as the Agent reasonably may require in order to effect the purposes of this Financing Agreement, including the execution of control agreements with respect to Depository Accounts and Investment Property.

      (c) PAYMENT OF TAXES. The Company agrees to pay (or cause to be paid) when due all material Taxes lawfully levied, assessed or imposed upon the Company or the Collateral, unless the Company (or Werner Holding on its behalf) is contesting such Taxes in good faith, by appropriate proceedings, and is maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office, the Company shall either (i) pay all Taxes secured by such lien immediately and remove such lien of record promptly or (ii) promptly post a bond with respect to all Taxes secured by such lien. Pending the payment of such Taxes and removal of such lien or the posting of a bond by the Company, the Agent may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, (i) establish an Availability Reserve in the amount of such Taxes (or such other amount as the Agent shall deem appropriate in the exercise of its reasonable business judgment) or (ii) pay such Taxes on behalf of the Company, and the amount paid by the Agent shall become an Obligation which is due and payable on demand by the Agent.

      (d) COMPLIANCE WITH LAWS.

      The Company agrees to comply with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, if the failure to so comply would have a Material Adverse Effect, provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which the Agent determines, in the exercise of its reasonable business judgment, will not materially and adversely effect the Agent's or the Lenders' rights or priorities in the Collateral.

      (e) COLLATERAL REPORTING. - SEE ANNEX A.

      (f) FINANCIAL REPORTING. The Company agrees to furnish to the Agent and the Lenders:

      (i) as soon as available, but in any event within (A) 95 days after the end of each fiscal year of Werner Holding or (B) if earlier, 5 days after the initial deadline for the filing thereof with the Securities and Exchange Commission, a copy of the consolidated and consolidating balance sheet of Werner Holding and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of stockholders' equity and cash flows and the consolidated and consolidating statements of income of Werner Holding and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated balance sheet referred to above, reported on, without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by independent certified public accountants of nationally recognized standing; provided, however, that with respect to Werner Holding's fiscal year ended December 31, 2004, the Company will furnish the foregoing to the Agent and the Lenders prior to June 30, 2005, and such financial statements shall not be materially different from the drafts previously provided to CIT;

      (ii) as soon as available, but in any event not later than (A) 50 days after the end of each of the first three quarterly periods of each fiscal year of Werner Holding or (B) if earlier, 5 days after the initial deadline for the filing thereof with the Securities and Exchange Commission, the unaudited consolidated and consolidating balance sheet of Werner Holding and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated and consolidating statements of income and cash flows of Werner Holding and its Subsidiaries for such quarterly period and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, certified by the chief financial officer, controller or treasurer of Werner Holding as being fairly stated in all material respects; provided, however, that with respect to Werner Holding's fiscal quarter ended March 31, 2005, the Company will furnish the foregoing to the Agent and the Lenders prior to June 30, 2005;

      (iii) as and when filed by the Company, any Originator or Werner Holding, copies of all financial reports, registration statements and other documents filed by or with respect to the Company or any Originator with the U.S. Securities and Exchange Commission, as and when filed by the Company, any Originator or Werner Holding;

      (iv) no later than forty-five (45) days after the beginning of each fiscal year of Werner Holding to which such budget relates, a preliminary consolidated quarterly operating budget for Werner Holding, and as soon as available any material revision to or any final version of any such preliminary annual operating budget or any such consolidated operating budget, as well as monthly projected Net Availability for the Company for such fiscal year;

      (v) promptly upon receipt thereof, copies of all final written reports submitted to the Company, Werner Holdings or Werner Co. by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company, Werner Holdings or Werner Co. made by such accountants, and, upon the request if any Lender (through the Agent), any final comment letter submitted by such accountants to management in connection with their annual audit;

      (vi) promptly following the delivery thereof to the agent or lenders under the Werner Holding Senior Credit Facility or the Werner Holding Second Lien Facility, a copy of all financial statements, notices, reports and other materials delivered to the agent or any lenders under the Werner Holding Senior Credit Facility or Werner Holding Second Lien Facility.

      Each financial statement which the Company is required to submit pursuant to clause (iii) above must be accompanied by an officer's certificate, signed by the treasurer or chief financial officer of the Company (or any other authorized officer satisfactory to the Agent). In addition, should the Company modify its accounting principles and procedures from those in effect on the Closing Date, the Company agrees to prepare and deliver to the Agent and the Lenders statements of reconciliation in form and substance reasonably satisfactory to the Agent.

      (g) BUSINESS QUALIFICATION. The Company agrees to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify, or to remain qualified or in good standing, would have a Material Adverse Effect.

      (h) ANTI-MONEY LAUNDERING AND TERRORISM REGULATIONS. The Company agrees to comply (and to cause the Servicer and each Originator to comply) with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)) in all material respects. The Company also agrees to ensure that no person who owns a controlling interest in or otherwise controls the Company, the Servicer or any Originator is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. The Company acknowledges that the Agent's and each Lender's performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, the Company agrees to provide to the Agent and the Lenders any information about the Company's and each Originator's ownership, officers, directors, customers and business structure necessary or advisable for the Agent and the Lenders to comply with such laws, regulations and executive orders.

      (i) USE OF PROCEEDS. The Company will use Proceeds of advances under the Financing Agreement:

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

      (i) with respect to the initial advance hereunder, to repurchase from the purchaser under the current receivable purchase facility administered by PNC Bank, National Association, the entire outstanding interest of the purchaser thereunder in receivables previously sold by Company;

      (ii) to pay fees and expenses incurred in connection with this Financing Agreement; and

      (iii) to purchase new receivables from the Originators on the Closing Date and from time to time thereafter or to pay amounts due under the Account Purchase Agreement for prior purchases of receivables.

      (j) OTHER REPORTING. The Company will promptly deliver to Agent any notice delivered to Company by an Originator or Servicer pursuant to the Account Purchase Agreement or Servicing Agreement, respectively.

      (k) DEPOSITORY ACCOUNTS. Within forty-five (45) days of the Closing Date
(i) the Company or the Agent, on behalf of the Lenders, shall have established one or more Depository Accounts with respect to the collection of Accounts and the deposit of Proceeds of Collateral, (ii) the Agent, the Company and each depository bank shall have entered into a Depository Account Control Agreement with respect to each depository account, (iii) the Agent, the Company and each applicable bank shall have entered into control agreements satisfactory to the Agent with respect to each lockbox account. Until such date, the Company shall not modify, amend, or supplement or seek to revoke the cash management arrangement referred to in Section 2.1(h).

      (l) OWNERSHIP INTEREST. The Company shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership interest in the Collateral free and clear of any liens, security interests, other charges or encumbrances, or any type of preferential arrangements, other than the Permitted Liens, including taking such action to perfect, protect or more fully evidence the interests of the Agent or the Lenders as the Agent may reasonably request.

      5.3. NEGATIVE COVENANTS. Until termination of this Financing Agreement and full and final payment and satisfaction of all Obligations, the Company agrees not to:

      (a) LIENS AND ENCUMBRANCES. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or its other assets, whether now owned or hereafter acquired, except for Permitted Liens.

      (b) INDEBTEDNESS. Incur or create any Indebtedness other than (i) the Obligations and (ii) Indebtedness arising in favor of an Originator pursuant to the Account Purchase Agreement.

      (c) SALE OF ASSETS. Sell, lease, assign, transfer or otherwise dispose of
(i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) all or any substantial part of its assets, if any, which do not constitute Collateral.

      (d) CORPORATE CHANGE. (i) Merge or consolidate with any other entity, (ii) change its name or principal place of business, (iii) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, (iv) enter into or engage in any operation or activity materially different from that presently being conducted by the Company or (v) amend or alter its certificate or articles of incorporation; provided that the Company may change its name or its principal place of business so long as the Company provides the Agent with fifteen (15) days prior written notice thereof and the Company executes and delivers to the Agent, prior to making such change, all documents and agreements required by the Agent in order to ensure that the liens and security interests granted to the Agent, for the benefit of the Lenders, hereunder continue in effect without any break or lapse in perfection.

      (e) GUARANTY OBLIGATIONS. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

      (f) DIVIDENDS AND DISTRIBUTIONS. Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests (of any class or type whatsoever), whether now or hereafter issued and outstanding.

      (g) INVESTMENTS. (i) Create any subsidiary, or (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation, or (iii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any firm, entity or corporation.

      (h) RELATED PARTY TRANSACTIONS. Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any shareholder, officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Company, unless (i) such transaction otherwise complies with the provisions of this Financing Agreement and no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction, or (ii) such transaction is for the purchase or servicing of Accounts pursuant to the Account Purchase Agreement and/or the Servicing Agreement.

      (i) RESTRICTED PAYMENTS. Pay any management, consulting or other similar fees to any shareholder, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Company, the Servicer, any Originator or any subsidiary of the Company, except that the Company may pay servicing fees subject to, and in accordance with, the Servicing Agreement as currently written, so long as no Default or Event of Default shall have occurred and remain outstanding at the time any such payment is made, or would occur after giving effect to such payment.

      (j) PROHIBITED USES OF PROCEEDS. Use the Proceeds of any Revolving Loan made under this Financing Agreement, directly or indirectly, in violation of any applicable law or regulation, including without limitation Regulations T, U or X of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor regulation or official interpretation of such Board), or to purchase or carry any "margin stock," as defined in Regulations U and X, or any

"margin security," "marginable OTC stock" or "foreign margin stock" within the meaning of Regulation T, U or X, or in any manner inconsistent with Section 5.2(d).

      (k) BUSINESS. Engage in or conduct any business or activity other than the purchase of Accounts from the Originators, and activities incidental to purchasing Accounts from the Originators.

      5.4. SEPARATENESS COVENANTS. Until the termination of the Financing Agreement and full payment and satisfaction of all Obligations, the:

      (a) Company shall observe all corporate and other legal formalities. Without limiting the foregoing, Company shall maintain its bank and other investment accounts, payroll, books of account and records separate and distinct from those of Werner Holding and Werner Co., or any other affiliates of Werner Holding and Werner Co. Company shall not commingle its funds or other assets with those of the Werner Holding and Werner Co. and other affiliates of Werner Holding and Werner Co., and Company's funds and other assets shall be separately identified and segregated from those of Werner Holding and Werner Co. and other affiliates of Werner Holding and Werner Co.

      (b) Company shall hold itself out to its creditors, governmental entities and the public as a legal entity separate and distinct from Werner Holding and Werner Co. and other affiliates of Werner Holding and Werner Co., and Company shall act solely in its own name, and shall not hold itself out as a "department," "division" or "part" of another entity.

      (c) Company shall correct any known misunderstanding regarding its separate identity from Werner Co., Werner Holding or other affiliates of Werner Co. or Werner Holding.

      (d) Company shall not pay from its own funds obligations of any kind incurred by Werner Holding or Werner Co. or other affiliates of Werner Holding or Werner Co.

      (e) Company shall not guarantee or otherwise hold out its credit as being available to satisfy obligations of any kind of Werner Co. or Werner Holding or other affiliates of Werner Co. or Werner Holding (including jointly or otherwise as co-obligor). Company shall not pledge, mortgage or make similar arrangements with respect to its assets for the benefit of Werner Co. or Werner Holding or other affiliates of Werner Co. or Werner Holding or make any loans or advances to Werner Co. or Werner Holding or other affiliates of Werner Co. or Werner Holding. Company shall not acquire any indebtedness for borrowed money of Werner Co. or Werner Holding or other affiliates of Werner Co. or Werner Holding.

      (f) Company shall allocate fairly and reasonably any overhead for shared office space, personnel or other expenses used by Werner Co. or Werner Holding or other affiliates of Werner Co. or Werner Holding, and Werner Co., Werner Holding or any other affiliate will be obligated to reimburse the Company for such overhead.

      (g) Company shall not use the stationery, invoices or checks of Werner Co. or Werner Holding or other affiliates of Werner Co. or Werner Holding.

      (h) Company shall maintain complete minutes of all board of director and stockholder meetings held by Company.

      (i) Company shall independently make decisions with respect to the Company's business and daily operations.

      (j) Company shall pay from its own funds all obligations of any kind incurred by it. Without limiting the generality of the foregoing, Company shall pay from its own funds the salaries or other compensation of its own officers and employees, if any, and will employ a reasonable number of employees in light of its purpose. In the event employees of Company participate in pension, insurance and other benefit plans of Werner Holding or Werner Co. or other affiliate of Werner Co. or Werner Holding, Company will on a current basis reimburse Werner Co. or Werner Holding, as the case may be, for Company's pro rata share of the costs thereof.

      (k) Company shall take all appropriate action necessary to maintain its own existence as separate and distinct from the existence of Werner Co. or Werner Holding or any other affiliate of Werner Co. or Werner Holding, and shall maintain an arms-length relationship with Werner Holding and Werner Co. or other affiliates of Werner Holding or Werner Co.

      (l) Company shall hold all regular meetings appropriate to authorize corporate action. Regular meetings of directors will be held at least annually.

      (m) Company shall not pledge its assets for the benefit of any other person or entity, except as provided in the Account Purchase Agreement or Servicing Agreement.

      (n) Company shall not make loans to any person or entity.

      (o) Company shall maintain a principal executive and administrative office space through which its business is conducted separate from that of Werner Co. and Werner Holding.

SECTION 6. INTEREST, FEES AND EXPENSES

      6.1. INTEREST. Interest on the outstanding principal balance of the Revolving Loans that are Chase Bank Rate Loans shall be due and payable monthly in arrears on the first day of each month and shall accrue at a rate per annum equal to the Applicable Margin plus the Chase Bank Rate on the average net principal balance of such Revolving Loans at the close of each day during the immediately preceding month, as reflected by CIT's System. On each Revolving Loan that is a LIBOR Loan, interest shall be due and payable in arrears on the LIBOR Interest Payment Date and shall accrue at a rate per annum equal to the Applicable Margin plus the applicable LIBOR on the outstanding principal balance of such LIBOR Loan. In the event of any change in said Chase Bank Rate, the rate set forth in the first sentence of this Section 6.1 shall change, effective as of the date of such change, so as to remain equal to the Applicable Margin plus the new Chase Bank Rate. All interest rates shall be calculated based on a 360-day year and actual days elapsed; provided that interest in respect of Chase Base Rate Loans, at any time that the Chase Base Rate Loans are determined by reference to the prime rate, shall be calculated on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed.

      6.2. DEFAULT INTEREST RATE. Upon the occurrence of an Event of Default,
(a) provided that the Agent has given the Company written notice of such Event of Default (other than an Event of Default described in Section 8.1(c) of this Financing Agreement, for which no written notice shall be required), all overdue Obligations may, at the election of the Agent or Required Lenders, bear interest at the Default Rate of Interest until such Event of Default is waived or cured, and (b) at the Agent's or the Required Lenders' election at any time thereafter, interest on each outstanding LIBOR Loan shall be due and payable on the first day of each month, notwithstanding the Interest Period with respect thereto.

      6.3. OUT-OF-POCKET EXPENSES. The Company agrees to reimburse the Agent and the Lenders for all Out-of-Pocket Expenses when charged to or paid by the Agent or the Lenders.

      6.4. LINE OF CREDIT FEE. On the first day of each month, commencing on June 1, 2005, the Company agrees to pay to the Agent, for the ratable benefit of the Lenders, the Line of Credit Fee.

      6.5. CLOSING FEE; APPLICATION OF DEPOSITS AND COMMITMENT FEE. To induce the Agent and the Lenders to enter into this Financing Agreement and to extend to the Company the line of Credit, the Company agrees to pay to the Agent, for the benefit of the Lenders, a Closing Fee in the amount of $500,000.00, which shall be fully earned and nonrefundable upon execution of this Financing Agreement by the Agent, the initial Lenders hereunder and the Company.

      6.6. ADMINISTRATIVE MANAGEMENT FEE. On the Closing Date and on the first day of the month following the month in which each annual anniversary of the Closing Date occurs, the Company agrees to pay to the Agent, for its own account, the Administrative Management Fee, which shall be fully earned when due and non-refundable.

      6.7. STANDARD OPERATIONAL FEES. In addition to the Administrative Management Fee, Line of Credit Fee and all Out-of-Pocket Expenses incurred by the Agent in connection with any action taken under Section 5.2(a) hereof (but without duplication), the Company agrees to pay to the Agent, for its own account, (a) all Documentation Fees, and (b) the Agent's standard charges for each wire transfer made by the Agent to or for the benefit of the Company (currently $30). Such charges shall be due and payable in accordance with the Agent's standard practices, as in effect from time to time.

      6.8. LIBOR LOANS.

      (a) CONDITIONS APPLICABLE TO LIBOR LOANS. The Company may elect to use LIBOR as to any Revolving Loans, convert any Chase Bank Rate Loan to a new LIBOR Loan or continue any existing LIBOR Loan as a new LIBOR Loan on the last day of the Interest Period with respect to such existing LIBOR Loan, so long as:

      (i) no Default or Event of Default shall have occurred and remain outstanding on the date on which such new LIBOR Loan is requested and on the first day of the Interest Period for such new LIBOR Loan;

      (ii) the Company requests the new LIBOR Loan no later than three (3) Business Days preceding the first day of the Interest Period for such new LIBOR Loan (or three (3) Business Days prior to the expiration of any Interest Period, in the case of a continuation of an existing LIBOR Loan);

      (iii) if the Agent requests written confirmation of any new LIBOR Loan from the Company, the Company shall have signed and returned to the Agent any such confirmation on or prior to first day of the Interest Period for such new LIBOR Loan; and

      (iv) with respect to the Interest Period selected by the Company for such new LIBOR Loan, (x) either (1) JPMorgan Chase Bank provides a LIBOR quote for such Interest Period or if such quote is not available the Agent otherwise determines the LIBOR for such Interest Period, as provided in the definition of LIBOR, or (2) the LIBOR for such Interest Period as quoted by JPMorgan Chase Bank or as determined by the Agent adequately and fairly reflects the cost of maintaining or funding the Lenders' loans bearing interest at LIBOR for such Interest Period, and (y) such Interest Period ends on or before the Termination Date.

Any LIBOR election must be for at least $1,000,000 and if greater, in integral multiples of $500,000, and there shall be no more than six (6) LIBOR Loans outstanding at one time. Elections for LIBOR Loans shall be irrevocable once made. If any condition for a LIBOR election is not satisfied, then the requested new loan (or continuation of an existing LIBOR Loan) shall be made to the Company as a Chase Bank Rate Loan.

      (b) RESTRICTIONS AFFECTING THE MAKING OR FUNDING OF LIBOR LOANS. Notwithstanding any other provision of this Financing Agreement to the contrary, if any law, regulation, treaty or directive, or any amendment thereto or change in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain any LIBOR Loan, then (x) such LIBOR Loan shall convert automatically to a Chase Bank Rate Loan at the end of the applicable Interest Period, or such earlier date as may be required by such law, regulation, treaty or directive, and (y) the obligation of the Agent or the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until the Agent determines that it is no longer unlawful for any Lender to make and maintain LIBOR Loans as contemplated herein. In addition, in the event that, by reason of any Regulatory Change, any Lender either (x) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on LIBOR Loans is determined hereunder, or a category of extensions of credit or other assets of such Lender which includes LIBOR Loans, or (y) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which such Lender may hold, then if the Agent so elects by notice to the Company, the obligations of the Agent and the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

      (c) INABILITY TO DETERMINE LIBOR. Notwithstanding any other provision of this Financing Agreement to the contrary, if the Agent determines in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan, the Agent shall give written notice of such determination to the Company prior to the effective date of such election. Upon receipt of such notice, the Company may cancel the Company's request for such new LIBOR Loan, in which case the requested LIBOR Loan shall be made as a Chase Bank Rate Loan. Until such notice has been withdrawn by the Agent, the obligations of the Agent and the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until the Agent determines that adequate and reasonable means again exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan.

      (d) COMPENSATION FOR COSTS. The Company hereby agrees to pay to the Agent, for the benefit of the Lenders, on demand, any additional amounts necessary to compensate the Lenders for any costs incurred by the Lenders in making any conversions from LIBOR Loans to Chase Bank Rate Loans in accordance with this
Section 6.8, including, without limitation, breakage costs provided for in
Section 6.9 of this Financing Agreement.

      (e) LOAN PARTICIPANTS. For purposes of this Section 6.8, the term "Lender" shall include any financial institution that purchases from any Lender a participation in the loans made by such Lender to the Company hereunder.

      6.9. LIBOR BREAKAGE COSTS AND FEES. In the event that the Company (i) pays all or any part of the principal amount of a LIBOR Loan on a date prior to the last day of an Interest Period for such LIBOR Loan, (ii) fails to borrow a LIBOR Loan, or fails to convert a Chase Bank Rate Loan to a LIBOR Loan, on the date for such borrowing or conversion specified in the relevant request to the Agent, or (iii) fails to pay to the Agent the principal of, or interest on, any LIBOR Loan when due, the Company agrees to pay to the Agent and each Lender (without duplication), on demand, the greater of (x) $500 and (y) such amount as shall compensate the Agent or any Lender for any actual loss, cost or expense that the Agent or any Lender may sustain or incur as a result of such event (including, without limitation, any interest or fees payable by the Agent or any Lender to lenders or depositors of funds obtained by the Agent or any Lender in order to make or maintain any LIBOR Loans under this Financing Agreement). The determination by the Agent or any Lender of the amount of any such loss, cost or expense described in clause (y) of the preceding sentence, when set forth in a written notice to the Company containing the Agent's or any Lender's calculations thereof in reasonable detail, shall be conclusive and binding upon the Company, in the absence of manifest error.

      6.10. EARLY TERMINATION FEE AND PREPAYMENT PREMIUM. In the event the Company terminates the Revolving Line of Credit or this Financing Agreement on an Early Termination Date, the Early Termination Fee shall be due and payable in full on the date of termination.

      6.11. CAPITAL ADEQUACY. In the event that any Lender, subsequent to the date such Lender first became a Lender hereunder, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy; or (y) any change in the interpretation in administration thereof; or (z) compliance by such a Lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or any governmental or regulatory authority (in each case other than changes relating to

Taxes covered by Section 6.12) has or would have the effect of reducing the rate of return on such Lender's or any corporation controlling such Lender's capital, as the case may be, as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such change or compliance (taking into account such Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time within five (5) days following notice by such Lender to the Company (but subject to this Section 6.11), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Section 6.11 shall be available to any Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Section 6.11 and the calculation thereof, when delivered to the Company, shall be conclusive and binding on the Company absent manifest error. In the event a Lender exercises its rights pursuant to this Section 6.11, and subsequent thereto determines that the amounts paid by the Company exceeded the amount which such Lender actually required to compensate such Lender for any reduction in rate of return on its capital, such excess shall be returned to the Company by such Lender.

      The Company shall not be required to make any payments to any Lender for any additional amounts pursuant to this Section 6.11 unless such Lender has given written notice to the Company, through the Agent, of its intent to request such payments prior to or within 120 days after the date on which such Lender became entitled to claim such amounts. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of the first paragraph of this Section 6.11 with respect to such Lender, it will, if requested by the Company and to the extent permitted by law or by the relevant governmental authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from the Company under this Section 6.11, the Company may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Revolving Loans of the type with respect to which such compensation is requested, or to convert Revolving Loans of any other type into Loans of such type, until the requirement of law giving rise to such request ceases to be in effect, provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

      6.12. TAXES, RESERVES AND OTHER CONDITIONS.

      (a) Notwithstanding anything herein to the contrary, in the event of any change in any applicable law, treaty or governmental regulation or any change in the interpretation or application thereof, or compliance by any Lender with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:

            (i) subject such Lender to any Tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any other Loan Document (except for taxes measured by or imposed upon the overall net income of such Lender imposed by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein (including changes in the rate of such Taxes), or any Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax or any political subdivision thereof or therein);

            (ii) impose or require any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by such Lender by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

            (iii) impose on such Lender any other condition with respect to this Financing Agreement or any other document;

and the result of any of the foregoing is to (x) increase the cost to such Lender of making, renewing or maintaining such Lender's loans hereunder by an amount deemed material by such Lender in the exercise of its reasonable business judgment, or (y) reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans made hereunder by an amount that such Lender deems to be material in the exercise of its reasonable business judgment, the Company agrees to pay to such Lender, no later than five
(5) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such increase in cost or reduction in payment, as the case may be. A certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this
Section 6.12 and the calculation thereof, when delivered to the Company, shall be conclusive and binding on the Company absent manifest error. In the event any Lender exercises its rights pursuant to this Section 6.12, and subsequent thereto determines that the amounts paid by the Company in whole or in part exceeded the amount which such Lender actually required to compensate such Lender for any increase in cost or reduction in payment, such excess shall be returned to the Company by such Lender.

      (b) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this Section 6.12 with respect to such Lender, it will, if requested by the Company and to the extent permitted by law or by the relevant governmental authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its lending office); provided, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from the Company under this
Section 6.12, the Company may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender thereafter to make or continue loans of the type with respect to which such compensation is requested, or to convert loans of any other type into loans of such type, until the requirement of law giving rise to such request ceases to be in effect, provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

      (c) Each Lender (and in case of an assignee, on the date it becomes a Lender) that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for federal income tax purposes that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

      (d) Without limiting the generality of the foregoing, in the event that the Company is resident for tax purposes in the United States, any such foreign Lender shall deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

            (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

            (ii) duly completed copies of Internal Revenue Service Form W-8ECI;

            (iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (x) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (y) a "10 percent shareholder" of the Company within the meaning of section 881(c)(3)(B) of the Code, or (z) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

            (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

      Notwithstanding any provision of this Section 6.12 to the contrary, the Company shall have no obligation to pay any amount to or for the account of any Lender on account of any Taxes pursuant to this Section 6.12, to the extent that such amount results from (i) the failure of any Lender to deliver to the Company and the Agent (x) Internal Revenue Service Form W-8BEN claiming eligibility for complete exemption from United States withholding tax, as of the date it becomes a Lender, under an income tax treaty to which the United States is a party, (y) the documents described in Section 6.12(d)(ii) or 6.12(d)(iii), or (z) a form described in
Section 6.12(d)(iv) if it provides a basis for claiming a complete exemption from United States withholding tax as of the date it becomes a Lender, (ii) any representation or warranty made or deemed to be made by any Lender pursuant to this Section 6.12(d) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made or (iii) any Regulatory Change or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, the effect of which would be to subject to any Taxes any payment made pursuant to this Financing Agreement to any Lender that delivered the documents described in Section 6.12(d)(iii), which payment would not be subject to such Taxes if such Lender, on the date it became a Lender, were eligible to deliver, and had actually delivered, documents described in Section 6.12(d)(i), 6.12(d)(ii) or 6.12(d)(iv) to the extent such documents would have reduced or eliminated United States withholding tax.

      6.13. AUTHORITY TO CHARGE REVOLVING LOAN ACCOUNT. The Company hereby authorizes the Agent to charge the Revolving Loan Account with the amount of all payments due under this Section 6 as such payments become due. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall bear interest at the rate provided in Section 6.1 (or
Section 6.2, if applicable) of this Financing Agreement. The Company confirms that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Company and solely at the Agent's discretion.

      6.14. REPLACEMENT OF LENDERS. If (i) any Lender requests compensation under Section 6.11, or (ii) the Company is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 6.12, the Company may, at its sole expense and effort, if no Default or Event of Default then exists, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

            (i) the Company shall have paid to the Agent the assignment fee specified in Section 11.04;

            (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Revolving Loans and other Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

            (iii) such assignment does not conflict with applicable laws; and

            (iv) if the Company elects to exercise such right with respect to any Lender pursuant to clause (i) or (ii) above, it shall be obligated to remove or replace, as the case may be, all Lenders that have similar requests then outstanding for compensation.

SECTION 7. POWERS

      7.1. AUTHORITY. The Company hereby authorizes the Agent, or any person or agent which the Agent may designate, at the Company's cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

      (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

      (b) To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

      (c) To request from customers indebted on Accounts at any time, in the name of the Agent, information concerning the amounts owing on the Accounts;

      (d) To request from customers indebted on Accounts at any time, in the name of the Company or the Originators, any certified public accountant designated by the Agent or any other designee of the Agent, information concerning the amounts owing on the Accounts;

      (e) To transmit to customers indebted on Accounts notice of the Agent's interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Company's or Originators' account; and

      (f) To take or bring, in the name of the Agent, the Lenders, the Company or the Originators, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

      7.2. LIMITATIONS ON EXERCISE. Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 7.1(b),
(c), (e) and (f) may only be exercised if an Event of Default shall have occurred and remain outstanding.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES

      8.1. EVENTS OF DEFAULT. Each of the following events shall constitute an "Event of Default" under this Agreement:

      (a) the cessation of the business of the Company, the Servicer or any of the Originators, or the calling of a meeting of the creditors of the Company, the Servicer or any of the Originators for purposes of compromising its respective debts and obligations;

      (b) the failure of the Company, the Servicer or any Originator, to generally meet its debts as those debts mature;

      (c) (i) the commencement by the Company, the Servicer or any of the Originators of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceedings under any federal or state law; or (ii) the commencement against the Company, the Servicer or any of the Originators of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by the Company, the Servicer or the applicable Originator within thirty (30) days and not dismissed or vacated within sixty (60) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by the Company, the Servicer or the applicable Originator;

      (d) Any representation, warranty or statement made or deemed to be made by the Company, the Servicer or any Originator herein, in any of the other Transaction Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

      (e) the breach or violation by the Company of any covenant contained in this Financing Agreement (other than those referred to in Section 8.1(f) and (g) below), provided that such breach or violation shall not be deemed to be an Event of Default unless the Company fails to cure such breach or violation to the Agent's reasonable satisfaction within thirty (30) days from the date of such breach or violation;

      (f) the breach or violation by the Company of any covenant contained in Sections 3.2, 4.3(b), 4.4, 5.2(c), 5.2(e)(i), 5.2(k), 5.3, and 5.4; provided that a breach or violation of Section 5.2(e)(i)(1) or the last sentence of
Section 3.2(a) shall not be deemed to be an Event of Default unless the Company fails to cure such breach or violation to the Agent's reasonable satisfaction within one (1) day from the date of such breach or violation;

      (g) the breach or violation by the Company of any covenant contained in Sections 5.2(a), (f) or (i), provided that such breach or violation shall not be deemed to be an Event of Default unless the Company fails to cure such breach or violation to the Agent's reasonable satisfaction within ten (10) days from the date of notice of such breach or violation;

      (g) the failure of the Company to pay any of the Obligations within five
(5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Loan Account on the due date thereof;

      (h) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Transaction Documents, or any of the other Transaction Documents ceases to be valid, binding and enforceable in accordance with its terms;

      (i) the Originators, the Servicer and/or the Company shall modify the terms or provisions of the Account Purchase Agreement or the Servicing Agreement without the Agent's prior written consent;

      (j) the Werner Holding Senior Credit Facility or Werner Holding Second Lien Facility are amended or modified to prohibit the transactions contemplated by the Account Purchase Agreement or to otherwise adversely effect the Lenders' security interest in the Collateral or other rights hereunder;

      (k) the Servicer shall fail to observe or perform any term, covenant or agreement under the Servicing Agreement and such failure shall continue for thirty (30) days after knowledge or notice thereof;

      (l) Werner Co. shall resign as Servicer and no successor Servicer reasonably acceptable to the Agent shall have been appointed or Werner (or any affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Servicing Agreement then in effect;

      (m) a Change of Control shall occur; or

      (n) a final judgment in excess of $100,000 for the payment of money shall be rendered against the Company (other than a judgment as to which a financially sound and reputable insurance company has acknowledged coverage of such claim in writing), and either (i) within thirty (30) days after the entry of such judgment, shall not have been discharged or stayed pending appeal (or if stayed pending appeal, shall not have been discharged within thirty (30) days after the entry of a final order of affirmance on appeal), or (ii) enforcement proceedings shall be commenced by any holder of such judgment.

      8.2. REMEDIES WITH RESPECT TO OUTSTANDING LOANS. Upon the occurrence of a Default or an Event of Default, at the option of the Agent or the Required Lenders, all loans, advances and extensions of credit provided for in Section 3 of this Financing Agreement thereafter shall be made in the Agent's and the Lenders' discretion, and the obligation of the Agent and the Lenders to make Revolving Loans shall cease unless such Default is cured to the satisfaction of the Required Lenders or such Event of Default is waived in accordance herewith. In addition, upon the occurrence of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, (a) declare all Obligations immediately due and payable, (b) charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 6.1 of this Financing Agreement, provided that the Agent has given the Company written notice of such Event of Default if required by Section 6.2, and (c) immediately terminate this Financing Agreement upon notice to the Company. Notwithstanding the foregoing, (x) the Agent's and the Lenders' commitments to make loans, advances and extensions of credit provided for in Section 3 of this Financing Agreement automatically shall terminate without any declaration, notice or demand by the Agent or the Lenders upon the commencement of any proceeding described in clause (ii) of Section 8.1(c), and (y) this Financing Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by the Agent or the Lenders, upon the commencement of any proceeding described in clause (i) of
Section 8.1(c) or the occurrence of an Event of Default described in clause (ii) of Section 8.1(c). The exercise of any option is not exclusive of any other option that may be exercised at any time by the Agent or the Lenders.

      8.3. REMEDIES WITH RESPECT TO COLLATERAL. Immediately after the occurrence of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, to the extent permitted by applicable law:
(a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and the Agent may use, at the Company's expense, such of the Company's personnel, supplies or space at the Company's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company, the Lenders or the Agent on behalf of the Lenders, and generally shall have all other rights respecting the Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of the Company or the Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent's sole option and discretion, and the Agent, on behalf of the Lenders, may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose the Agent's security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, in the name of the Company or the Agent, on behalf of the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale on behalf of the Lenders. If notice of intended disposition of any Collateral is required by law, it is agreed that ten
(10) days notice shall constitute reasonable notification and full compliance with the law. The net cash Proceeds resulting from the Agent's exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) shall be applied by the Agent to the payment of the Obligations in the order set forth in Section 8.4 hereof, and the Company shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of the Agent or the Lenders under applicable law or the other Loan Documents, all of which shall be cumulative.

      8.4. APPLICATION OF PROCEEDS. The Agent agrees to apply the net cash Proceeds resulting from the Agent's exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) to the payment of the Obligations in the following order:

      (a) first, to all unpaid Out-of-Pocket Expenses;

      (b) second, to all accrued and unpaid fees owed to the Agent and the Lenders;

      (c) third, to accrued and unpaid interest on the Obligations; and

      (d) fourth, to the unpaid principal amount of the Obligations.

      8.5. GENERAL INDEMNITY. In addition to the Company's agreement to reimburse the Agent and the Lenders for Out-of-Pocket Expenses, but without duplication, and except as provided in Section 6.12 with respect to Taxes, which shall be governed by that section, the Company hereby agrees to indemnify the Agent and the Lenders, and each of their respective officers, directors, employees, attorneys and agents (each, an "Indemnified Party") from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney's fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party:

      (a) as a result of the Agent's or the Lenders exercise of (or failure to exercise) any of their respective rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, preparation for sale or securing of any Collateral, and (iii) the defense of the Agent's interests in the Collateral (including the defense of claims brought by the Company or the Originators, as a debtor-in-possession or otherwise, any secured or unsecured creditors of the Company or the Originators, or any trustee or receiver in bankruptcy);

      (b) arising from or relating to (i) the maintenance and operation of any Depository Account, (ii) any Depository Account Control Agreements and (iii) any action taken (or failure to act) by any Indemnified Party with respect thereto;

      (c) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over the Company or the Originators; and

      (d) otherwise relating to or arising out of the transactions contemplated by this Financing Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;

provided that an Indemnified Party's conduct in connection with the any of the foregoing matters does not constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Financing Agreement and the payment and satisfaction of the Obligations. The Agent may from time to time establish Availability Reserves with respect to all or any portion of any amount paid by any Indemnifying Party to any third party, which amounts are subject to this indemnity and have not there to fore been reimbursed by the Company.

SECTION 9. TERMINATION

      This Financing Agreement will terminate on the Termination Date. The Company may terminate this Financing Agreement at any time prior to the Termination Date upon thirty (30) days prior written notice to the Agent, provided that the Company pays to the Agent, for the benefit of the Lenders, any Early Termination Fee due and payable hereunder on the Early Termination Date. All

Obligations shall become due and payable in full on the date of any termination hereunder and, pending a final accounting of the Obligations, the Agent may withhold any credit balances in the Revolving Loan Account (unless supplied with an indemnity satisfactory to the Agent) as a cash reserve to cover any contingent Obligation then outstanding. All of the Agent's and the Lenders' rights, liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Financing Agreement until all Obligations have been fully and finally paid and satisfied.

SECTION 10. MISCELLANEOUS

      10.1. WAIVERS. The Company hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default shall be effective unless such waiver is in writing and signed by the Agent and the Required Lenders. No delay or failure of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by the Agent or the Lenders of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

      10.2. ENTIRE AGREEMENT; AMENDMENTS. This Financing Agreement and the other Loan Documents: (a) constitute the entire agreement among the Company, the Agent and/or the Lenders; (b) supersede any prior agreements (including the agreements set forth in the Commitment Letter); (c) subject to the provisions of Section
12.10 hereof that relate to matters subject to the approval of all Lenders, may be amended only by a writing signed by the Company, the Agent and the Required Lenders; and (d) shall bind and benefit the Company, the Agent, the Lenders and their respective successors and assigns. Should the provisions of any other Loan Document conflict with the provisions of this Financing Agreement, the provisions of this Financing Agreement shall apply and govern.

      10.3. USURY LIMIT. In no event shall the Company, upon demand by the Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Agent and the Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Agent or the Lenders ever receive, collect or apply any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Company. This Section 10.3 shall control every other provision of the Financing Agreement, the other Loan Documents and any other agreement made in connection herewith.

      10.4. SEVERABILITY. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

      10.5. WAIVER OF JURY TRIAL; SERVICE OF PROCESS. THE COMPANY, THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT OR THE LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

      10.6. NOTICES. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:

      (a)    if to the Agent, at:

             The CIT Group/Business Credit, Inc.
             1211 Avenue of the Americas
             New York, NY 11021
             Attn: Regional Credit Manager
             Telecopier No.: (212) 382-9036;

      With a copy to:
             Fried, Frank, Harris, Shriver & Jacobson LLP
             One New York Plaza
             New York, NY 10004
             Attn: Sherri Snelson
                   Vivek Melwani
             Telecopier No.: (212) 859-4000;

      (b)    if to the Company, at:

             Werner Funding Corporation
             93 Werner Road
             Greenville, PA 16125
             Attn:___________________________
             Telecopier No.:___________________;

      With a copy to:

             Gibson Dunn & Crutcher LLP
             200 Park Avenue
             47th Floor
             New York, NY 10166
             Attn: Bruce Bolander
             Telecopier No.: (212) 351-6275

      (c) if to any Lender, at its address set forth below its signature to this Financing Agreement or its address specified in the Assignment and Transfer Agreement executed by such Lender; or

      (d) to such other address as any party may designate for itself by like notice.

      10.7. CHOICE OF LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

SECTION 11. AGREEMENTS REGARDING THE LENDERS

      11.1. COPIES OF STATEMENTS AND FINANCIAL INFORMATION. The Agent shall forward to each Lender a copy of the monthly loan account statement delivered by the Agent to the Company. In addition, the Agent agrees to provide the Lenders with copies of all financial statements, projections and business plans of the Company that the Agent receives from the Company or its advisors from time to time, without any duty to confirm or verify that such information is true, correct or complete.

      11.2. PAYMENTS OF PRINCIPAL, INTEREST AND FEES. After the Agent's receipt of, or charging of, any interest and fees earned under this Financing Agreement, the Agent agrees to remit promptly to the Lenders their respective Pro Rata Percentages of:

      (a) fees payable by the Company hereunder, provided that the Lenders shall not share the Administrative Management Fee, the Documentation Fees, or the other fees set forth in Section 6.7 of this Financing Agreement and the Lenders shall share in the Closing Fee in accordance with their respective agreements with the Agent; and

      (b) interest paid on the outstanding principal amount of Revolving Loans, calculated based on the outstanding amount of Revolving Loans advanced by each of the Lenders as of each Settlement Date during the period for which interest is paid.

      11.3. DEFAULTING LENDER. In the event that any Lender fails to make available to the Agent such Lender's Pro Rata Percentage of any borrowing by the Company on the Settlement Date in accordance with the provisions of Section 3.1(d) hereof, and the Company does not repay to the Agent such Lender's Pro Rata Percentage of the borrowing within three (3) Business Days of such borrowing, the Agent shall have the right to recover such Lender's Pro Rata Percentage of the borrowing directly from such Lender, together with interest thereon from the date of the borrowing at the rate per annum applicable to such borrowing. In addition, until the Agent recovers such amount, (x) such Lender shall not be entitled to receive any payments under Section 11.2 hereof, and (y) for purposes of voting on or consenting to other matters with respect to this Agreement or the other Loan Documents, such Lender's Commitment shall be deemed to be zero and such Lender shall not be considered to be a Lender.

      11.4. PARTICIPATIONS AND ASSIGNMENTS.

      (A) PARTICIPATIONS. With the prior written consent of the Agent (which consent will not unreasonably be withheld), the Lenders may sell to one or more commercial banks, commercial finance lenders or other financial institutions, participations in the loans and other extensions of credit made and to be made to the Company hereunder. The Company acknowledges that in selling such participations, the Lenders may grant to participants certain rights to consent to waivers, amendments and other actions with respect to this Financing Agreement, provided that the consent of any participant shall be limited solely to matters as to which all Lenders must consent under Section 12.10 hereof. Except for the consent rights set forth above, no participant shall have any rights as a Lender hereunder, and notwithstanding the sale of any participation by a Lender, such Lender shall remain solely responsible to the other parties hereto for the performance of such Lender's obligations hereunder, and the Company, the Agent and the other Lenders may continue to deal solely with such Lender with respect to all matters relating to this Financing Agreement and the transactions contemplated hereby. In addition, all amounts payable under this Financing Agreement to a Lender which sells a participation in accordance with this paragraph shall continue to be paid directly to such Lender.

      (B) ASSIGNMENTS. With the prior written consent of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Company (which consents will not unreasonably be withheld), the Lenders may assign all or any portion of their respective rights and obligations under this Financing Agreement to commercial banks, commercial finance lenders or other financial institutions, provided that (i) the principal amount of loans assigned to any one institution shall not be less than five million dollars ($5,000,000), and
(ii) the Lender assignee shall pay to the Agent an assignment processing and recording fee of One Thousand Dollars ($1,000) for the Agent's own account. Each assignment of a Commitment hereunder must be made pursuant to an Assignment and Transfer Agreement. From and after the effective date of an Assignment and Transfer Agreement, (i) the assignee thereunder shall become a party to this Financing Agreement and, to the extent that rights and obligations hereunder have been assigned to such assignee pursuant to such assignment, shall have all rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by such Lender pursuant to such assignment, shall relinquish its rights and be released from its obligations under this Financing Agreement.

      (C) COOPERATION OF COMPANY. If necessary, the Company agrees to execute any documents (including new Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment made pursuant to an Assignment and Transfer Agreement. Subject to the provisions of Section 11.7, the Company authorizes each Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in such Lender's possession concerning the Company, the Originators and their respective financial affairs which has been delivered to such Lender by or on behalf of the Company and the Originators pursuant to this Financing Agreement, or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender's credit evaluation of the Company and the Originators prior to entering into this Financing Agreement.

      (D) REGISTER. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Transfer Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Obligations and interest due and payable or to become due and payable owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Financing Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

      11.5. SHARING OF LIABILITIES. In the event that the Agent, the Lenders or any one of them is sued or threatened with a suit, action or claim by the Company, any of the Originators, or by a creditor, committee of creditors, trustee, receiver, liquidator, custodian, administrator or other similar official acting for or on behalf of the Company, or any of the Originators, on account of (a) any preference, fraudulent conveyance or other voidable transfer alleged to have occurred or been received as a result of the operation of this Financing Agreement or the transactions contemplated hereby, or (b) any lender liability theory based on any action taken or not taken by such person in connection with this Financing Agreement or the transactions contemplated hereby, any money paid in satisfaction or compromise of such suit, action, claim or demand, and any expenses, costs and attorneys' fees paid or incurred in connection therewith (whether by the Agent, the Lenders or any one of them), shall be shared proportionately by the Lenders according to their respective Pro Rata Percentages, except to the extent that such person's own gross negligence or willful misconduct directly gave rise to such suit, action or claim. In addition, any costs, expenses, fees or disbursements incurred by agents or attorneys retained by the Agent to collect of the Obligations or enforce any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement, shall be shared among the Lenders according to their respective Pro Rata Percentages to the extent not reimbursed by the Company or from the Proceeds of Collateral. The provisions of this Section 11.5 shall not apply to any suits, actions, proceedings or claims that (a) are filed or asserted prior to the Closing Date or (b) are based on transactions, actions or omissions occurring prior to the date of this Financing Agreement.

      11.6. EXERCISE OF SETOFF RIGHTS. The Company authorizes each Lender, and each Lender shall have the right, after the occurrence of an Event of Default, without notice, to set-off and apply against any and all property or assets of the Company held by, or in the possession of such Lender, any of the Obligations owed to such Lender. Promptly after the exercise of any right to set-off, the Lender exercising such right irrevocably agrees to purchase for cash (and the other Lenders irrevocably agree to sell) participation interests in each other Lender's outstanding Revolving Loans as would be necessary to cause such Lender to share the amount of the property set-off with the other Lenders based on each Lender's Pro Rata Percentage. The Company agrees, to the fullest extent permitted by law, that any Lender also may exercise its right to set-off with respect to amounts in excess of such Lender's Pro Rata Percentage of the Obligations then outstanding, and may purchase participation interests in the amounts so set-off from the other Lenders, and upon doing so shall deliver such excess to Agent, for distribution to the other Lenders in settlement of the participation purchases described above in this Section 11.6. Notwithstanding the foregoing, each Lender hereby agrees with each other Lender that no Lender shall independently take any action to enforce or protect its rights arising out of this Financing Agreement or any other Loan Document (including the exercise of any right of set-off) without first obtaining the prior written consent of the Agent or the Required Lenders, it being the intent of the Lenders that any such action shall be taken in concert and at the direction of the Agent or the Required Lenders.

      11.7. CONFIDENTIALITY. For the purposes of this Section 11.7, "Confidential Information" means all financial projections and all other information delivered to the Agent or any Lender by or on behalf of the Company or any of the Originators in connection with the transactions contemplated by or otherwise pursuant to this Financing Agreement that is proprietary in nature and that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of the Company or the Originators, provided that such term does not include information that (a) was publicly known or otherwise known to the Agent or any of the Lenders prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Agent or the Lenders or any person acting on their behalf, (c) otherwise becomes known to the Agent or the Lenders other than through disclosure by the Company or any of the Originators or (d) constitutes financial statements delivered under Section 5.2(e) that are otherwise publicly available. The Agent and the Lenders will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by the Agent and the Lenders in good faith to protect confidential information of third parties delivered to them, provided that the Agent and the Lenders may deliver or disclose Confidential Information to:

      (a) their respective directors, officers, employees, agents, attorneys and affiliates;

      (b) their respective financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.7;

      (c) any other Lender;

      (d) a commercial bank, commercial finance lender or other financial institution to which the Agent or a Lender sells or offers to sell a portion of their rights and obligations under this Financing Agreement or any participation therein, provided that such entity agrees in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 11.7; or

      (e) any other person or entity (including bank auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (i) to comply with any applicable law, rule, regulation or order,
(ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which the Agent or a Lender is a party or (iv) if an Event of Default shall have occurred and remain outstanding, to the extent the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Financing Agreement.

Each Lender becoming a Lender subsequent to the initial execution and delivery of this Financing Agreement, by its execution and delivery of an Assignment and Transfer Agreement, will be deemed to have agreed to be bound by, and to be entitled to the benefits of, this Section 11.7.

SECTION 12. AGENCY

      12.1. APPOINTMENT OF AGENT; POWERS. Each Lender hereby irrevocably designates and appoints CIT to act as the Agent for such Lender under this Financing Agreement and the other Loan Documents, and irrevocably authorizes CIT, as Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In performing its functions under this Financing Agreement, the Agent is acting solely as an agent of the Lenders, and the Agent does not assume, and shall not be deemed to have assumed, an agency or other fiduciary relationship with the Company or any Lender. The Agent shall not have any (a) duty, responsibility, obligation or liability to any Lender, except for those duties, responsibilities, obligations and liabilities expressly set forth in this Financing Agreement, or (b) fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement or the other Loan Documents, or otherwise exist against the Agent.

      12.2. DELEGATION OF AGENT'S DUTIES. The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys, and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

      12.3. DISCLAIMER OF AGENT'S LIABILITIES. Neither the Agent nor any of its officers, directors, employees, agents, or attorneys shall be liable to any Lender for any action lawfully taken or not taken by the Agent or such person under or in connection with the Financing Agreement and the other Loan Documents (except for the Agent's or such person's gross negligence or willful misconduct). Without limiting the generality of the foregoing, the Agent shall not be liable to the Lenders for (i) any recital, statement, representation or warranty made by the Company or any officer thereof contained in (x) this Financing Agreement, (y) any other Loan Document or (z) any certificate, report, audit, statement or other document referred to or provided for in this Financing Agreement or received by the Agent under or in connection with this Financing Agreement, (ii) the value, validity, effectiveness, enforceability or sufficiency of this Financing Agreement, the other Loan Documents or the Agent's security interests in the Collateral, (iii) any failure of the Company to perform its obligations under this Financing Agreement and the other Loan Documents, (iv) any loss or depreciation in the value of, delay in collecting the Proceeds of, or failure to realize on, any Collateral, (v) the Agent's delay in the collection of the Obligations or enforcing the Agent's rights against the Company, or the granting of indulgences or extensions to the Company or any account debtor of the Company, or (vi) any mistake, omission or error in judgment in passing upon or accepting any Collateral. In addition, the Agent shall have no duty or responsibility to ascertain or to inquire as to the observance or performance of any of the terms, conditions, covenants or other agreements of the Company contained in this Financing Agreement or the other Loan Documents, or to inspect, verify, examine or audit the assets, books or records of the Company at any time.

      12.4. RELIANCE AND ACTION BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon legal counsel, independent public accountants and experts selected by Agent, and shall not be liable to the Lenders for any action taken or not taken in good faith based upon the advice of such counsel, accountants or experts. In addition, the Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document believed by the Agent in good faith to be genuine and correct, and to have been signed, sent or made by the proper person or persons. The Agent shall be fully justified in taking or refusing to take any action under this Financing Agreement and the other Loan Documents unless the Agent (a) receives the advice or consent of the Lenders or the Required Lenders, as the case may be, in a manner that the Agent deems appropriate, or (b) is indemnified by the Lenders to the Agent's satisfaction against any and all liability, cost and expense which may be incurred by the Agent by reason of taking or refusing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and the other Loan Documents in accordance with a request of all Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

      12.5. EVENTS OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from the Company or a Lender describing such Default or Event of Default with specificity. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to all Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as the case may be, provided that (a) if appropriate, the Agent may require indemnification from the Lenders under Section 12.4 prior to taking such action,
(b) under no circumstances shall the Agent have an obligation to take any action that the Agent believes in good faith would violate any law or any provision of this Financing Agreement or the other Loan Documents, and (c) unless and until the Agent shall have received direction from the Lenders or Required Lenders, as the case may be, the Agent may (but shall not be obligated to) take such action or refrain from taking action with respect to such Default or Event of Default as the Agent shall deem advisable and in the best interests of the Lenders.

      12.6. LENDERS' DUE DILIGENCE. Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees or agents, has made any representation or warranty to such Lender regarding the transactions contemplated by this Financing Agreement or the financial condition of the Company or the Originators, and such Lender agrees that no action taken by the Agent hereafter, including any review of the business or financial affairs of the Company or the Originators, shall be deemed to constitute a representation or warranty by the Agent to any Lender. Each Lender also acknowledges that such Lender has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender has deemed appropriate, made its own credit analysis, appraisal of and investigation into the business, operations, property, financial condition and creditworthiness of the Company or the Originators, and made its own decision to enter into this Financing Agreement. Each Lender agrees, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender shall deem appropriate at the time, (a) to continue to make its own credit analyses and appraisals in deciding whether to take or not take action under this Financing Agreement and (b) to make such investigations as such Lender deems necessary to inform itself as to the business, operations, property, financial condition and creditworthiness of the Company or the Originators.

      12.7. RIGHT TO INDEMNIFICATION. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of (a) this Financing Agreement or any other Loan Document, (b) the transactions contemplated hereby or (c) any action taken or not taken by the Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct.

      12.8. OTHER TRANSACTIONS. The Agent and any Lender may make loans to and generally engage in any kind of business with the Company, as though the Agent or such Lender were not the Agent or a Lender hereunder. With respect to loans made by the Agent under this Financing Agreement as a Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement and the other Loan Documents as any other Lender, and may exercise the same as though it was not the Agent, and the term "Lender" and "Lenders" shall include the Agent in its individual capacity as such.

      12.9. RESIGNATION OF AGENT. The Agent may resign as the Agent upon thirty
(30) days notice to the Lenders, and such resignation shall be effective on the earlier of (a) the appointment of a successor Agent by the Lenders or (b) the date on which such 30-day period expires. If the Agent provides the Lenders with notice of its intention to resign as Agent, the Lenders agree to appoint a successor to the Agent as promptly as possible thereafter, whereupon such successor shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor effective upon its appointment. Upon the effective date of an Agent's resignation, such Agent's rights, powers and duties as Agent hereunder immediately shall terminate, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement. After an Agent's resignation hereunder, the provisions of this
Section 12 shall continue to inure to such Agent's benefit as to any actions taken or not taken by such Agent while acting as the Agent.

      12.10. VOTING RIGHTS; AGENT'S DISCRETIONARY RIGHTS. Notwithstanding anything contained in this Financing Agreement to the contrary, without the prior written consent of all Lenders, the Agent will not agree to:

      (a) amend or waive the Company's compliance with any term or provision of this Financing Agreement, if the effect of such amendment or waiver would be to
(i) increase the Revolving Line of Credit, (ii) reduce the principal of, or rate of interest on, the Revolving Loans, (iii) reduce or waive the payment of any fee in which all Lenders share hereunder or (iv) extend the maturity date of any of the Obligations or the date fixed for payment of any installment thereof;

      (b) alter or amend (i) this Section 12.10 or (ii) the definitions of "Net Availability", "Availability Reserve", "Eligible Accounts Receivable", "Collateral" or "Required Lenders";

      (c) amend the definition of "Borrowing Base", or modify the Agent's criteria for determining compliance with the definitions of "Eligible Accounts Receivable", if the effect thereof would be to increase Net Availability;

      (d) except as otherwise expressly permitted or required hereunder, release any Collateral having a value (as determined by the Agent in its reasonable business judgment) of more than $10,000 in any fiscal year of the Company; or

      (e) knowingly make any Revolving Loan to the Company if after giving effect thereto the principal amount of all outstanding Revolving Loans would exceed the lesser of (i) the Revolving Line of Credit or (ii) one hundred ten percent (110%) of the Borrowing Base of the Company; provided that in no event shall the Agent continue to knowingly make Overadvances under this Section 12.10(e) for a period in excess of ninety (90) consecutive days without the consent of all Lenders, and provided further that after the occurrence of an Event of Default, the Agent in its sole discretion shall have the right to make Overadvances in excess of the limitation set forth in clause (ii) above in order to preserve, protect and realize upon the Collateral.

      In all other respects the Agent is authorized to take or to refrain from taking any action which the Agent, in the exercise of its reasonable business judgment, deems to be advisable and in the best interest of the Lenders, unless this Financing Agreement specifically requires the Company or the Agent to obtain the consent of, or act at the direction of, the Required Lenders. Without limiting the generality of the foregoing sentence, and notwithstanding any other provision of this Financing Agreement to the contrary, the Agent shall have the right in its sole discretion to (i) determine whether the requirements for eligibility set forth in the definition of "Eligible Accounts Receivable" are satisfied, (ii) establish, adjust and release the amount of reserves provided for in the definitions of "Availability Reserve" and "Eligible Accounts Receivable", (iii) make Overadvances in accordance with clause (e) of this
Section 12.10, and (iv) amend any provision of this Financing Agreement or the other Loan Documents in order to cure any error, ambiguity, defect or inconsistency set forth therein. In the event the Agent terminates this Financing Agreement pursuant to the terms hereof, the Agent agrees to cease making additional loans or advances upon the effective date of termination, except for loans or advances which the Agent in its sole discretion determines are reasonably required to preserve, protect or realize upon the Collateral.

      12.11. DEEMED CONSENT. If a Lender's consent to a waiver, amendment or other course of action is required under the terms of this Financing Agreement and such Lender does not respond to any request by the Agent for such consent within ten (10) Business Days after the date of such request, such failure to respond shall be deemed a consent to the requested course of action.

      12.12. SURVIVAL OF AGREEMENTS OF THE LENDERS. The obligations of the Lenders set forth in Sections 11.3, 11.5, 11.6, 12.4 and 12.7 hereof shall survive the termination of this Financing Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed, accepted and delivered as of May 10, 2005, by their proper and duly authorized officers as of the date set forth above.

THE COMPANY:                                 CIT:

WERNER FUNDING CORPORATION                   THE CIT GROUP/BUSINESS CREDIT,
  as Borrower                                  INC., as Agent and a Lender

By:________________________                  By:_______________________________
Title:_____________________                  Title: _____________Vice President

                                    EXHIBIT A

                    FORM OF ASSIGNMENT AND TRANSFER AGREEMENT

                        ASSIGNMENT AND TRANSFER AGREEMENT

      Reference is made to the Financing Agreement dated as of May 10, 2005 (as amended, restated supplemented or otherwise modified and in effect from time to time, the "Financing Agreement") among Werner Funding Corporation, a Delaware Corporation (the "Company"), the financial institutions from time to time party thereto, as lenders (collectively, the "Lenders", and individually, each a "Lender"), and The CIT Group/Business Credit, Inc, a New York corporation, as agent for the Lenders (in such capacity, the "Agent"). Capitalized terms used in this Assignment and Transfer Agreement (this "Agreement") and not otherwise defined shall have the meanings given to such terms in the Financing Agreement. This Agreement, between the Assignor (as defined and set forth on Schedule 1, which is made a part of this Agreement) and the Assignee (as defined and set forth on Schedule 1) is effective as of Effective Date (as set forth on Schedule
1).

      1. The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, an undivided interest (the "Assigned Interest") in and to all of the Assignor's rights and obligations under the Financing Agreement respecting those, and only those, portions of the financing facilities contained in the Financing Agreement as are set forth on Schedule 1 (collectively, the "Assigned Facilities"), in an amount for each of the Assigned Facilities as set forth on
Schedule 1.

      2. The Assignor: (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreement or any other instrument, document or agreement executed or delivered in connection therewith (collectively the "Loan Documents"), or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement, any Collateral thereunder or any of the other Loan Documents, other than a representation and warranty that the Assignor is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to (x) the financial condition of the Company or any Originator, or (y) the performance or observance by the Company of any of its obligations under the Financing Agreement or any of the Loan Documents.

      3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Financing Agreement as amended through the Effective Date, together with the copies of the most recent financial statements of the Company, and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis, (iii) agrees that the Assignee will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as the Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreement, (iv) appoints and authorizes the Agent to take such action as agent on the Assignee's behalf and to exercise such powers under the Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto,
(v) agrees that the Assignee will be bound by the provisions of the Financing Agreement and will perform in accordance with its terms all the obligations which by the terms of the Financing Agreement are required to be performed by it as Lender, and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the IRS certifying as to the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to direct that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

      4. Following the execution of this Assignment and Transfer Agreement, such agreement will be delivered to the Agent for acceptance by the Agent, effective as of the Effective Date.

      5. Upon such acceptance, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all other appropriate adjustments in payments for periods prior to the Effective Date made by the Agent or with respect to the making of this assignment directly between themselves.

      6. From and after the Effective Date, (i) the Assignee shall be a party to the Financing Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Financing Agreement.

      7. THIS ASSIGNMENT AND TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers on Schedule 1 hereto.

                 Schedule 1 to Assignment and Transfer Agreement

Name of Assignor: __________________________

Name of Assignee: __________________________

Effective Date of Assignment: ________, 200__

- Assigned Facilities Percentage of Facilities Assigned   Dollar Amount Assigned

Revolving Line of Credit  ____________%                          $__________

ASSIGNOR:                                         ASSIGNEE:
_____________________________                     ______________________________

By: __________________________                    By: __________________________
Its: _________________________                    Its:__________________________

Accepted by the Agent:

THE CIT GROUP/BUSINESS CREDIT,
INC., as Agent as aforesaid

By: ____________________________
Its: ___________________________

                                   - EXHIBIT B

                    - FORM OF REVOLVING LOAN PROMISSORY NOTE

$50,000,000                                                        May 10, 2005
                                                             New York, New York

      FOR VALUE RECEIVED, the undersigned, Werner Funding Corporation, a Delaware Corporation (the "Company"), promises to pay to the order of The CIT Group/Business Credit, Inc., a New York corporation, or its registered assigns ("Lender"), at Lender's office located at 1211 Avenue of the Americas, in lawful money of the United States of America and in immediately available funds, the principal amount of Fifty Million Dollars ($50,000,000), or such lesser amount as may be advanced to the Company by Lender as Revolving Loans under the Financing Agreement (as defined below) and remain unpaid, on the Termination Date.

      The Company further agrees to pay interest at said office, in like money, on the unpaid principal amount of Revolving Loans outstanding from time to time on the dates and at the rates specified in Section 6 of the Financing Agreement of even date herewith among the Company, the Lenders that are parties thereto and The CIT Group/Business Credit, Inc., as Agent for the Lenders (the "Financing Agreement"). Capitalized terms used in this Note and defined in the Financing Agreement shall have the meanings given to such terms in the Financing Agreement unless otherwise specifically defined herein.

      This Note is a Promissory Note referred to in the Financing Agreement, evidences the Revolving Loans made to the Company by the Lender thereunder, and is subject to, and entitled to, all provisions and benefits thereof, including optional and mandatory prepayment, in whole or in part, as provided therein.

      Notwithstanding any other provision of this Note to the contrary, upon the occurrence of any Event of Default specified in the Financing Agreement, or upon termination of the Financing Agreement for any reason, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of Agent or the Required Lenders, immediately due and payable as provided in the Financing Agreement.

                                              Werner Funding Corporation

                                              By: _____________________________
                                              Title:___________________________

                                   - EXHIBIT C

                            - COMPLIANCE CERTIFICATE

                                        [Date]

The CIT Group/Business Credit, Inc.
1211 Avenue of the Americas
New York, NY 11021

      RE: Financing Agreement dated as of May __, 2005 (the "Financing Agreement") among The CIT Group/Business Credit, Inc., as Agent (the "Agent"), the Lenders that are parties thereto (collectively, the "Lenders") and Werner Funding Corporation (the "Company")

Ladies and Gentlemen:

      Reference is made to the Financing Agreement. Capitalized terms used herein and not specifically defined shall have the meanings given to such terms in the Financing Agreement.

Pursuant to Section 5.2(f) of the Financing Agreement, I enclose the Company's financial statements for the month ended _______, 200__ (the "Reporting Month") and the fiscal year-to-date period ended _______, 200__. As the ________ of the Company, I hereby certify to the Agent and the Lenders that: (a) the financial statement(s) fairly and accurately reflect the Company's financial condition at the end of the particular accounting periods covered by such financial statements, as well as the Company's operating results during such accounting periods, subject to year-end audit adjustments; (b) during the Reporting Month,
(i) to my knowledge, there has occurred no Default or Event of Default under the Financing Agreement, or, if I have knowledge that any Default or Event of Default has occurred during such period, a detailed description thereof is set forth on the Exhibit __ attached hereto, and (ii) the Company has not received any notice of cancellation with respect to its property insurance policies.

                                            Very truly yours,

                          [ATTACH APPROPRIATE EXHIBITS]

                                  - EXHIBIT D

                             SEPARATENESS AGREEMENT

            AGREEMENT, dated as of May 10, 2005 (this "Agreement"), among Werner Holding Corporation, a Delaware corporation ("Holding"), Werner Co., a Pennsylvania corporation ("Werner"), Werner Funding Corporation, a Delaware corporation ("SPC"), and The CIT Group/Business Credit, Inc. ("CIT").

                              W I T N E S S E T H:

            WHEREAS, SPC has entered into that certain Accounts Purchase Agreement, dated as of May 10, 2005 with Werner (the "Accounts Purchase Agreement"), pursuant to which SPC is purchasing accounts from Werner in true sale transactions;

            WHEREAS, Werner will act as servicer pursuant to that certain Servicing Agreement, dated May 10, 2005 (the "Servicing Agreement");

            WHEREAS, Holding and Werner, on the one hand, and SPC and CIT, on the other hand, desire to assure that SPC's business and operations shall be maintained separate and distinct from those of Holding and Werner;

            NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the parties to enter into and consummate the transactions described above, the parties hereto mutually agree as follows:

            1. Agreement by Holding and Werner. Holding and Werner (whether or not it is acting in its capacity as servicer under the Servicing Agreement) each hereby covenants and agrees as follows:

                  (a) It shall maintain its bank and other investment accounts, payroll, books of account and records separate and distinct from those of SPC. It shall not commingle its funds or other assets with those of SPC, and the Company's funds and other assets shall be separately identified and segregated from those of SPC.

                  (b) It shall hold itself out to its creditors, governmental entities and the public as a legal entity separate and distinct from SPC, and it shall, with respect to SPC, act solely in its own name except, in the case of Werner, when acting in its capacity as servicer pursuant to the Servicing Agreement.

                  (c) It shall correct any known misunderstanding regarding its separate identity from SPC.

                  (d) It shall not pay from its own funds obligations of any kind incurred by SPC, except in its capacity as servicer in accordance with the Servicing Agreement.

                  (e) With respect to its dealings with SPC, it shall observe all corporate and other legal formalities and shall not take any action or omit to take any action if such act or omission is inconsistent with the maintenance of SPC's existence as a corporation, under the laws of the State of Delaware separate and distinct from the existence of Holdings or Werner, as the case may be and any of its other affiliates.

                  (f) All transactions entered into by it with SPC shall be pursuant to written documentation on terms and conditions that are not materially more or less favorable to it than the terms and conditions that would be expected to have been obtained, at the time of such transaction and under similar circumstances, from persons that are not affiliates.

                  (g) It shall not guarantee or otherwise hold out its credit as being available to satisfy obligations of any kind of SPC (including jointly or otherwise as co-obligor). It shall not pledge, mortgage or make similar arrangements with respect to its assets for the benefit of SPC or make any loans or advances to SPC, except as contemplated by the Account Purchase Agreement. It shall not acquire any indebtedness for borrowed money of SPC.

                  (h) It shall allocate fairly and reasonably any overhead for shared office space, personnel or other expenses used by SPC.

                  (i) It shall not use the stationery, invoices or checks of SPC except, with respect to Werner, as permitted under the Servicing Agreement.

                  (j) It shall not direct the business or daily operations of SPC, except, with respect to Werner, as provided by the Servicing Agreement.

                  (k) It shall not issue consolidated financial statements which include SPC unless such consolidated financial statements clearly indicate that they consolidate the financial statements of separate legal entities including the SPC with SPC identified by name, and that SPC's assets are not available to satisfy its obligations.

                  (l) It shall take all appropriate action necessary to maintain its own existence as separate and distinct from the existence of SPC.

                  (m) It shall transact no business with SPC other than as contemplated by the Account Purchase Agreement and the Servicing Agreement or necessary for performance by the parties thereto.

                  (n) It shall not take any action or omit to take any action if such act or omission would cause SPC to fail to comply with the covenants set forth in section 2 of this Agreement.

            2.    Agreement by SPC. SPC hereby covenants and agrees as follows:

                  (a) SPC shall observe all corporate and other legal formalities. Without limiting the foregoing, SPC shall maintain its bank and other investment accounts, payroll, books of account and records separate and distinct from those of Holding and Werner and other affiliates of Holding and Werner. SPC shall not commingle its funds or other assets with those of the Holding and Werner and other affiliates of Holding and Werner, and SPC's funds and other assets shall be separately identified and segregated from those of Holding and Werner and other affiliates of Holding and Werner.

                  (b) SPC shall hold itself out to its creditors, governmental entities and the public as a legal entity separate and distinct from Holding and Werner and other affiliates of Holding and Werner, and SPC shall act solely in its own name, and shall not hold itself out as a "department," "division" or "part" of another entity.

                  (c) SPC shall correct any known misunderstanding regarding its separate identity from Werner, Holding or other affiliates of Werner or Holding.

                  (d) SPC shall not pay from its own funds obligations of any kind incurred by the Holding or Werner or other affiliates of Holding or Werner

                  (e) SPC shall not guarantee or otherwise hold out its credit as being available to satisfy obligations of any kind of Werner or Holding or other affiliates of Werner or Holding (including jointly or otherwise as co-obligor). SPC shall not pledge, mortgage or make similar arrangements with respect to its assets for the benefit of Werner or Holding or other affiliates of Werner or Holding or make any loans or advances to Werner or Holding or other affiliates of Werner or Holding. SPC shall not acquire any indebtedness for borrowed money of Werner or Holding or other affiliates of Werner or Holding.

                  (f) SPC shall allocate fairly and reasonably any overhead for shared office space, personnel or other expenses used by Werner or Holding or other affiliates of Werner or Holding, and Werner, Holding or any other affiliate will be obligated to reimburse SPC for such overhead.

                  (g) SPC shall not use the stationery, invoices or checks of Werner or Holding or other affiliates of Werner or Holding.

                  (h) SPC shall maintain complete minutes of all board of director and stock holder meetings held by SPC.

                  (i) SPC shall independently make decisions with respect to the SPC's business and daily operations.

                  (j) SPC shall pay from its own funds all obligations of any kind incurred by it. Without limiting the generality of the foregoing, SPC shall pay from its own funds the salaries or other compensation of its own officers and employees, if any, and will employ a reasonable number of employees in light of its purpose. In the event employees of SPC participate in pension, insurance and other benefit plans of Holding or Werner or other affiliate of Werner or Holding, SPC will on a current basis reimburse Werner or Holding, as the case may be, for SPC's pro rata share of the costs thereof.

                  (k) SPC shall take all appropriate action necessary to maintain its own existence as separate and distinct from the existence of Werner or Holding or any other affiliate of Werner or Holding, and shall maintain an arms-length relationship with Holding and Werner or other affiliates of Holding or Werner.

                  (l) SPC shall hold all regular meetings appropriate to authorize corporate action. Regular meetings of directors will be held at least annually.

                  (m) SPC shall not pledge its assets for the benefit of any other person or entity, except as provided in the Account Purchase Agreement or Servicing Agreement.

                  (n)   SPC shall not make loans to any person or entity.

                  (o) SPC shall maintain a principal executive and administrative office space through which its business is conducted separate from that of Werner and Holding.

            3.    Miscellaneous.

                  (a) None of the terms or provisions of this Agreement may be waived, amended or supplemented except by a written instrument executed by Holding, Werner, SPC and CIT.

                  (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of laws that would require application of the law of another jurisdiction.

                  (c) This Agreement may be executed and delivered (including by facsimile transmission) with counterpart signature pages or in separate counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered on its behalf as of this 10th day of May 2005.

                                            WERNER HOLDING CO. (DE), INC.

                                            By:__________________________
                                               Name:
                                               Title:

                                            WERNER CO.

                                            By:__________________________
                                               Name:
                                               Title:

                                            WERNER FUNDING CORPORATION

                                            By:__________________________
                                               Name:
                                               Title:

                                            THE CIT GROUP/BUSINESS CREDIT, INC.

                                            By:__________________________
                                               Name:
                                               Title:

                SCHEDULE 2.1(H) - LOCKBOXES AND DEPOSIT ACCOUNTS

Lockboxes

LaSalle National Bank
Account Name: Chicago Lockbox
Account Number: 5800674771

Bank of America
Account Name: Lockbox
Account Number: 3750358436

Wells Fargo Bank
Account Name: Los Angeles Lockbox
Account Number: 4600164024

Deposit Accounts

Wilmington Trust Co.
Account Name: General Disbursement
Account Number: 27544665

              SCHEDULE 5.1(B) - COMPANY AND COLLATERAL INFORMATION

Exact Company Name in State of
Incorporation or Formation:              Werner Funding Corporation

State of Incorporation or Formation:     Delaware

F.E.I.N.:                                51-0381449

State Organization No.:                  None

Address of Chief Executive Office:

Collateral Locations:

                    ANNEX A - COLLATERAL REPORTING PROVISIONS

      (E) COLLATERAL REPORTING AND INFORMATION. (i) The Company agrees to furnish to the Agent:

      (1) At least once each week and concurrently with the delivery of each notice of borrowing pursuant to Section 3.1(b) (but more frequently on request by the Agent if an Event of Default has occurred and is continuing), a borrowing base certificate in form and substance satisfactory to the Agent, certified by the treasurer or chief financial officer of the Company (or any other authorized officer satisfactory to the Agent), together with such confirmatory schedules of Accounts Receivable (in form and substance satisfactory to the Agent) as the Agent reasonably may request. The Agent, in its sole discretion, may permit the Company to access CIT's System for the purpose (in addition to those set forth in Section 3.7) of completing and submitting borrowing base certificates when required hereunder.

      (2) On or before the 20th day of each month (but more frequently upon the Agent's reasonable request), a detailed and summary aging report of Accounts Receivable existing as of the last day of the preceding month, and a roll-forward of Accounts Receivable from the first day of the preceding month through the last day of the preceding month, both in such form as the Agent reasonably shall require, certified by the treasurer or the chief financial officer of the Company (or any other authorized officer satisfactory to the Agent), together with (x) a reconciliation, as of the last day of the preceding month, of the Company's Accounts Receivable aging report to the Company's general ledger and applicable borrowing base certificate delivered by the Company to the Agent, and (z) if required by the Agent, such other information sufficient to allow the Agent to update the amount of Eligible Accounts Receivable.

      (3) On or before the 20th day of each month (but more frequently upon the Agent's reasonable request), an aged trial balance of all the Company's accounts payable as of the last day of the preceding month.

      (4) Prompt written disclosure of (x) all matters adversely affecting the value, enforceability or collectibility of the Accounts Receivable, (y) all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, in each case only where the amount exceeds $5,000, and (z) all matters adversely effecting the value or marketability of the Inventory, all in such detail and format as the Agent reasonably may require, provided that to the extent that any such matter would not have a Material Adverse Effect, the Company may disclose such matter to the Agent when the Company provides the Agent with the borrowing base certificate described in clause (i) above.

      (5) Prior written notice of any change in the location of any Collateral.

      (6) From time to time, access to the Company's computers, electronic media, software programs (including any electronic records, contracts and signatures) and such other documentation and information relating to the Accounts Receivable and other Collateral as the Agent reasonably may require.

      (ii) The Company may deliver to the Agent any borrowing base certificate, collateral report or other material that the Company is required to deliver to the Agent under clauses (1), (2) and (3) of Section 5.2(e)(i) by e-mail or other electronic transmission (an "Electronic Transmission"), subject to the following terms:

      (1) Each Electronic Transmission must be sent by the treasurer or chief financial officer of the Company (or any other authorized officer satisfactory to the Agent), and must be addressed to the loan officer and the collateral analyst of the Agent that handle the Company's account, as designated by the Agent from time to time. If any Electronic Transmission is returned to the sender as undeliverable, the material included in such Electronic Transmission must be delivered to the intended recipient in the manner required by Section
10.6 hereof.

      (2) Each certificate, collateral report or other material contained in an Electronic Transmission must be in a "pdf" or other imaging format and, to the extent that such material must be certified by an officer of the Company under this Section 5.2(e), must contain the signature of the officer submitting the Electronic Transmission. As provided in Section 10.6, any signature on a certificate, collateral report or other material contained in an Electronic Transmission shall constitute a valid signature for purposes hereof. The Agent may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an "authenticated" record for purposes of the Uniform Commercial Code and shall satisfy the requirements of any applicable statute of frauds.

      (3) Each Electronic Transmission must contain the name and title of the officer of the Company transmitting the Electronic Transmission, and shall include following text in the body of the Electronic Transmission:

      "Pursuant to the Financing Agreement dated May [ ], 2005 among Werner Funding Corporation (the "Company"), the Lenders that are parties thereto and The CIT Group/Business Credit, Inc., as Agent for the lenders (the "Agent"), the undersigned __________ [TITLE OF SUBMITTING OFFICER] of the Company hereby delivers to the Agent the Company's ____________ [DESCRIBE SUBMITTED REPORTS]. The Company represents and warrants to the Agent and the Lenders that the materials included in this Electronic Transmission are true, correct, and complete in all material respects. The name of the officer of the Company set forth in this e-mail constitutes the signature of such officer, and this e-mail shall constitute an authenticated record of the Company."

      (4) The Company agrees to maintain the original versions of all certificates, collateral reports and other materials delivered to the Agent by means of an Electronic Transmission and agrees to furnish to the Agent such original versions within five (5) Business Days of the Agent's request for such materials, signed and certified (to the extent required hereunder) by the officer submitting the Electronic Transmission.

      (iii) The Company hereby authorizes the Agent to regard the Company's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company's authorized officers or agents. The Company's failure to promptly deliver to the Agent any schedule, report, statement or other information set forth in this Section 5.2(e) shall not affect, diminish, modify or otherwise limit the Agent's security interests in the Collateral.